EXHIBIT 10.3

REVOLVING CREDIT AGREEMENT

dated as of

March 31, 2023

among

ENTERPRISE PRODUCTS OPERATING LLC

as Borrower

The Lenders Party Hereto

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

CITIBANK, N.A., JPMORGAN CHASE BANK, N.A., MIZUHO BANK, LTD.

MUFG BANK, LTD. and TRUIST BANK,

as Co-Syndication Agents

BARCLAYS BANK PLC, ROYAL BANK OF CANADA,

SUMITOMO MITSUI BANKING CORPORATION,

THE BANK OF NOVA SCOTIA, HOUSTON BRANCH and

THE TORONTO DOMINION BANK, NEW YORK BRANCH,

as Co-Documentation Agents

WELLS FARGO SECURITIES, LLC, CITIBANK, N.A.,

BARCLAYS BANK PLC, J.P. MORGAN SECURITIES LLC, MIZUHO BANK, LTD.,

MUFG BANK, LTD. RBC CAPITAL MARKETS,

SUMITOMO MITSUI BANKING CORPORATION,

TD SECURITIES (USA) LLC, THE BANK OF NOVA SCOTIA, and

TRUIST SECURITIES, INC.

as Joint Lead Arrangers and Joint Bookrunners

$2,700,000,000 5-Year Revolving Credit Facility

i

ii

SCHEDULES:

Schedule 1.01 — Existing Letters of Credit

Schedule 2.01 — Commitments

Schedule 3.05 — Disclosed Matters

Schedule 6.06 — Existing Restrictions

EXHIBITS:

Exhibit A — Form of Assignment and Assumption

Exhibit B — Form of Borrowing Request

Exhibit C — Form of Interest Election Request

Exhibit D-1 — Form of Opinion of Christopher S. Wade, in-house counsel for Borrower and EPD

Exhibit D-2 — Form of Opinion of Mayer Brown LLP, Borrower’s and EPD’s Counsel

Exhibit E — Form of Compliance Certificate

Exhibit F-1 — Form of Revolving Loan Note

Exhibit F-2 — Form of Swingline Loan Note

Exhibit G-1 — Form of U.S. Tax Compliance Certificate (Foreign Lenders; Not Partnerships)

Exhibit G-2 — Form of U.S. Tax Compliance Certificate (Foreign Participants; Not Partnerships)

Exhibit G-3 — Form of U.S. Tax Compliance Certificate (Foreign Participants; Partnerships)

Exhibit G-4 — Form of U.S. Tax Compliance Certificate (Foreign Lenders; Partnerships)

iii

REVOLVING CREDIT AGREEMENT dated as of March 31, 2023, among ENTERPRISE PRODUCTS OPERATING LLC, a Texas limited liability company; the LENDERS party hereto; the ISSUING BANKS party hereto, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Swingline Lender; CITIBANK, N.A., JPMORGAN CHASE BANK, N.A., MIZUHO BANK, LTD., MUFG BANK, LTD. and TRUIST BANK, as Co-Syndication Agents, BARCLAYS BANK PLC, ROYAL BANK OF CANADA, SUMITOMO MITSUI BANKING CORPORATION, THE BANK OF NOVA SCOTIA, HOUSTON BRANCH and THE TORONTO DOMINION BANK, NEW YORK BRANCH, as Co-Documentation Agents, and WELLS FARGO SECURITIES, LLC, CITIBANK N.A., BARCLAYS BANK PLC, J.P. MORGAN SECURITIES LLC, MIZUHO BANK, LTD., MUFG BANK, LTD., RBC CAPITAL MARKETS, SUMITOMO MITSUI BANKING CORPORATION, TD SECURITIES (USA) LLC, THE BANK OF NOVA SCOTIA, HOUSTON BRANCH and TRUIST SECURITIES, INC., as Joint Lead Arrangers and Joint Bookrunners.

W I T N E S S E T H

In consideration of the mutual covenants and agreements contained herein and in consideration of the Loans which may hereafter be made by Lenders to Borrower and the Letters of Credit which may be made available by Issuing Banks to Borrower and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“364-Day Credit Facility” means the revolving credit facility of the Borrower under that certain 364-Day Revolving Credit Agreement dated as of the Effective Date, among the Borrower, Citibank, N.A., as administrative agent, and the lenders party thereto, together with any and all other amendments and supplements thereto, restatements thereof and any replacement 364-day credit facilities with respect thereto.

“ABR”, when used in reference to any Loan or Borrowing, refers to a Loan, or Loans, in the case of a Borrowing, which bear interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) 0.10% per annum; provided, that if Adjusted Term SOFR as so determined shall ever be less than zero, then Adjusted Term SOFR shall be deemed to be zero.

“Administrative Agent” means Wells Fargo Bank, National Association, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning assigned to such term in Section 9.01(f).

“Agreement” means this Revolving Credit Agreement of even date herewith, among Enterprise Products Operating LLC, a Texas limited liability company; the Lenders party hereto; the Issuing Banks party hereto, Wells Fargo Bank, National Association, as Administrative Agent and Swingline Lender; and the Co-Syndication Agents and Co-Documentation Agents; as may be amended, extended, supplemented or otherwise modified from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1⁄2 of 1%, and (c) Adjusted Term SOFR for an Interest Period of one month in effect on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1% (provided that clause (c) shall not be applicable during any period in which Adjusted Term SOFR is unavailable or unascertainable). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, with respect to any Revolving Loan, or with respect to the facility fees payable hereunder, as the case may be (subject to the immediately following paragraph of this defined term), the applicable rate per annum set forth below under the caption “SOFR Spread”, “ABR Spread” or “Facility Fee Rate”, as the case may be, based upon the ratings by Moody’s and/or S&P, respectively, applicable on such date to the Index Debt:

Index Debt Ratings: (Moody’s/S&P)	SOFR Spread	ABR Spread	Facility Fee Rate
Category 1 > A2/A	0.800%	0.000%	0.075%
Category 2 A3/A-	0.900%	0.000%	0.100%
Category 3 Baa1/BBB+	1.000%	0.000%	0.125%
Category 4 Baa2/BBB	1.100%	0.100%	0.150%
Category 5 < Baa3/BBB-	1.300%	0.300%	0.200%

For purposes of the foregoing, (i) if only one of Moody’s and S&P shall have in effect a rating for the Index Debt (other than by reason of a change in the rating system of, or unavailability of a ratings by, such rating agencies, as referred to in the last sentence of this paragraph), then the other rating agency shall be deemed to have established a rating in the same Category as such agency; (ii) if each of Moody’s and S&P shall have in effect a rating for the Index Debt, and such ratings shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings; and (iii) if the ratings established or deemed to have been established by Moody’s and/or S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Arranger” means each Joint Lead Arranger and Joint Bookrunner listed on the cover page hereof.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Indebtedness” with respect to any Sale/Leaseback Transaction, means, as at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the lesser of the amount determined assuming termination upon the first date such lease may be terminated (in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the amount determined assuming no such termination.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if the then-current Benchmark is a term rate, any tenor for such Benchmark or (b) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.14(c)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Benchmark” means Term SOFR, or if a Benchmark Replacement has occurred, the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark.

“Benchmark Replacement” means the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark, for which the Administrative Agent has determined (which determination shall be conclusive absent manifest error) that adequate and reasonable means no longer exist for ascertaining such Benchmark. The Benchmark Replacement shall be determined by giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time, and for any Available Tenor is the sum of: (A) such alternate benchmark rate that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor and (B) the related Benchmark Replacement Adjustment. If the Benchmark Replacement as determined pursuant to this definition would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Enterprise Products Operating LLC, a Texas limited liability company.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of SOFR Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03, and being in the form of attached Exhibit B.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a SOFR Loan, or any ABR Loan as to which the interest rate is determined by reference to Adjusted Term SOFR, the term “Business Day” shall also exclude any day that is not a U.S. Government Securities Business Day.

“CERCLA” means the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended.

“Change in Control” means the occurrence of any of the following events:

(i) Continuing Directors cease for any reason to constitute collectively a majority of the members of the board of directors of Manager or Enterprise GP then in office;

(ii) any Person or related Persons constituting a group (as such term is used in Rule 13d-5 under the Securities Exchange Act of 1934, as amended) obtains direct or indirect beneficial ownership interest in the Manager or Enterprise GP greater than the direct or indirect beneficial ownership interests of EPCO and its Affiliates in the Manager or Enterprise GP; or

(iii) Manager and EPD shall cease to own, directly or indirectly, all of the Equity Interests (including all securities which are convertible into Equity Interests) of Borrower.

As used herein, “Continuing Director” means any member of the board of directors of Manager or Enterprise GP, respectively, who (x) is a member of such board of directors as of the date hereof, or (y) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(a), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commercial Operation Date” means the date on which a Material Project is substantially complete and commercially operable.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to Section 2.01 or assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments as of the Effective Date is $2,700,000,000.

“Common Units” means the common units of limited partner interests in EPD.

“Company Agreement” means the Company Agreement of the Borrower dated as of June 30, 2007 between Manager and EPD, as members, substantially in the form provided to the Lenders, as such Company Agreement may be amended, modified and supplemented from time to time.

“Conforming Changes” means, with respect to Term SOFR or any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides, in its reasonable discretion (in consultation with the Borrower), may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides, in its reasonable discretion, that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines, in its reasonable discretion, that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Consolidated EBITDA” means for any period, the sum of (a) the consolidated net income of the Borrower and its consolidated Subsidiaries (excluding Project Finance Subsidiaries) for such period plus, to the extent deducted in determining consolidated net income for such period, the aggregate amount of (i) Consolidated Interest Expense, (ii) income or gross receipts tax (or franchise tax or margin tax in the nature of an income or gross receipts tax) expense, (iii) depreciation and amortization expense, and (iv) non-cash charges, minus (b) equity in earnings from unconsolidated subsidiaries of the Borrower to the extent included therein, plus (c) the amount of cash dividends or distributions payable with respect to such period by a Project Finance Subsidiary or an unconsolidated subsidiary which are actually received by the Borrower or a Subsidiary (other than a Project Finance Subsidiary) during such period or on or prior to the date the financial statements with respect to such period referred to in Section 5.01 are required to be delivered by the Borrower, plus (d) the amount of all payments during such period on leases of the type referred to in clause (d) of the definition herein of Indebtedness and the amount of all payments during such period under other off-balance sheet loans and financings of the type referred to in such clause (d), minus (e) the amount of any cash dividends, repayments of loans or advances, releases or discharges of guarantees or other obligations or other transfers of property or returns of capital previously received by the Borrower or a Subsidiary (other than a Project Finance Subsidiary) from a Project Finance Subsidiary that during such period were either (x) recovered pursuant to recourse provisions with respect to a Project Financing at such Project Finance Subsidiary or (y) reinvested by the Borrower or a Subsidiary in such Project Finance Subsidiary, minus (f) non-cash gains.

“Consolidated Indebtedness” means for any date, the Indebtedness of the Borrower and its consolidated Subsidiaries (excluding Project Finance Subsidiaries) including, without duplication, guaranties of funded debt, determined on a consolidated basis as of such date.

“Consolidated Interest Expense” means for any period, the interest expense of the Borrower and its consolidated Subsidiaries (excluding Project Finance Subsidiaries), determined on a consolidated basis for such period.

“Consolidated Net Tangible Assets” means, at any date of determination, the total amount of assets of EPD and its consolidated subsidiaries after deducting therefrom:

(a) all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt); and

(b) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of EPD and its consolidated subsidiaries for EPD’s most recently completed fiscal quarter, prepared in accordance with GAAP.

“Consolidated Net Worth” means as to any Person, at any date of determination, the sum of (i) preferred stock (if any), (ii) an amount equal to (a) the face amount of outstanding Hybrid Securities not in excess of 15% of Consolidated Total Capitalization times (b) sixty-two and one-half percent (62.5%), (iii) par value of common stock, (iv) capital in excess of par value of common stock, (v) limited liability company capital or equity, and (vi) retained earnings, less treasury stock (if any), of such Person, all as determined on a consolidated basis.

“Consolidated Total Capitalization” means the sum of (i) Consolidated Indebtedness and (ii) Borrower’s Consolidated Net Worth.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Debt Coverage Ratio” means the ratio of Consolidated Indebtedness to Consolidated EBITDA.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means at any time, subject to Section 2.21(b), (i) any Lender that has failed for two or more Business Days to comply with its obligations under this Agreement to make a Loan or participate in a Letter of Credit or Swingline Loan or make any other payment due hereunder (each a “funding obligation”), (ii) any Lender that has notified the Administrative Agent or the Borrower in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder or generally under other agreements in which it commits to extend credit and has not retracted such statement or announcement, (iii) any Lender that has defaulted on its funding obligations under any other loan agreement or credit agreement or other financing agreement, (iv) any Lender that has, for three or more Business Days after written request of the Administrative Agent or the Borrower, failed to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided, that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Administrative Agent’s and the Borrower’s receipt of such written confirmation), or (v) any Lender (x) with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company or (y) that has, or its Parent Company has, become the subject of a Bail-In Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any of clauses (i) through (v) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.21(b)) upon notification of such determination by the Administrative Agent to the Borrower, the Issuing Banks, the Swingline Lender and the Lenders.

“Designated Persons” means a person or entity: (i) listed in the annex to, or otherwise the subject of the provisions of, any executive order administered by OFAC or the U.S. Department of State or (ii) named as a “Specially Designated National and Blocked Person” or a “Foreign Sanctions Evaders” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list; or is otherwise the subject of any Sanctions Laws and Regulations.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.05.

“Dollars”, “dollars” or “$” refers to lawful money of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on or prior to April 30, 2023 specified in the notice referred to in the last sentence of Section 4.01.

“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Enterprise GP” means Enterprise Products Holdings LLC, a Delaware limited liability company, the general partner of EPD.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“EPCO” means Enterprise Products Company, a Texas corporation.

“EPD” means Enterprise Products Partners L.P., a Delaware limited partnership, any legal successor entity thereto, or any other Person that is the “Guarantor” as defined in the March 15, 2000 Indenture or any replacement or supplemental indenture.

“EPD Guaranty Agreement” means an agreement in form and substance satisfactory to the Administrative Agent by EPD guaranteeing, unconditionally, payment of any principal of or interest on the Loans, any reimbursement obligations in respect of any LC Disbursement or any other amount payable under this Agreement, when and as the same shall become due and payable.

“Equity Interest” means shares of the capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, or any warrants, options or other rights to acquire such interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” as defined in Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Erroneous Payment” has the meaning assigned to such term in Section 8.02(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to such term in Section 8.02(d).

“Erroneous Payment Impacted Class” has the meaning assigned to such term in Section 8.02(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to such term in Section 8.02(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, by any state thereof or the District of Columbia or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or where it is resident or carrying on business, (b) any branch profits taxes imposed by the United States of America, any state thereof or the District of Columbia or any similar tax imposed by any other jurisdiction in which the Administrative Agent, such Lender or such other recipient is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any United States withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing 364-Day Credit Facility” means the revolving credit facility of the Borrower under that certain 364-Day Revolving Credit Agreement dated as of September 6, 2022, among the Borrower, Citibank, N.A., as administrative agent, and the lenders party thereto, together with any and all amendments and supplements thereto.

“Existing Credit Facility” means the revolving credit facility of the Borrower under that certain Revolving Credit Agreement dated as of September 7, 2021, among the Borrower, Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto, together with any and all amendments and supplements thereto.

“Existing Letters of Credit” means the outstanding letters of credit issued by each Issuing Bank, for the account of the Borrower under the Existing Credit Facility prior to the Effective Date and listed on Schedule 1.01.

“Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“FATCA” means the Foreign Account Tax Compliance Act, sections 1471 through 1474 of the Code and any regulations or official interpretations thereof (other than for purposes of Section 2.17(f), as such Code sections, regulations and official interpretations are in effect as of the date of this Agreement).

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it. Notwithstanding the foregoing, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Manager on behalf of the Borrower.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, any state thereof or the District of Columbia (including in each case such a Lender when acting in the capacity of an Issuing Bank).

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s LC Exposure with respect to Letters of Credit issued by such Issuing Bank, other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or secured by cash collateral in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Swingline Exposure other than Swingline Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or secured by cash collateral in accordance with the terms hereof.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, in each case regulated pursuant to any Environmental Law.

“Hedging Agreement” means a financial instrument or security which is used as a cash flow or fair value hedge to manage the risk associated with a change in interest rates, foreign currency exchange rates or commodity prices.

“Hybrid Securities” means any trust preferred securities, or deferrable interest subordinated debt with a maturity of at least 20 years, which provides for the optional or mandatory deferral of interest or distributions, issued by the Borrower, or any business trusts, limited liability companies, limited partnerships or similar entities (i) substantially all of the common equity, general partner or similar interests of which are owned (either directly or indirectly through one or more wholly owned Subsidiaries) at all times by the Borrower or any of its Subsidiaries, (ii) that have been formed for the purpose of issuing hybrid securities or deferrable interest subordinated debt, and (iii) substantially all the assets of which consist of (A) subordinated debt of the Borrower or a Subsidiary of the Borrower, and (B) payments made from time to time on the subordinated debt.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for the repayment of money borrowed which are or should be shown on a balance sheet as debt in accordance with GAAP, (b) obligations of such Person as lessee under leases which, in accordance with GAAP, are capital leases, (c) guaranties of such Person of payment or collection of any obligations described in clauses (a) and (b) of other Persons; and (d) all obligations of such Person under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing if the obligation under such synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing, as the case may be, is considered indebtedness for borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP; provided, that (i) clauses (a) and (b) include, in the case of obligations of the Borrower or any Subsidiary, only such obligations as are or should be shown as debt or capital lease liabilities on a consolidated balance sheet of the Borrower in accordance with GAAP, (ii) clause (c) includes, in the case of guaranties granted by the Borrower or any Subsidiary, only such guaranties of obligations of another Person that are or should be shown as debt or capital lease liabilities on a consolidated balance sheet of such Person in accordance with GAAP, and (iii) the liability of any Person as a general partner of a partnership for Indebtedness of such partnership, if such partnership is not a Subsidiary of such Person, shall not constitute Indebtedness.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Index Debt” means senior, unsecured, non-credit enhanced (except for any guaranty by EPD) Indebtedness of the Borrower.

“Information Memorandum” means the Confidential Information Memorandum dated March 6, 2023 relating to the Borrower and the Transactions.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08, and being in the form of attached Exhibit C.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any SOFR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a SOFR Borrowing with an Interest Period of more than three (3) months’ duration, each day that occurs an integral multiple of three (3) months after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means with respect to any SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months (or, if available to all Lenders, 12 months) thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a SOFR Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a SOFR Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes of this definition, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” means each of Wells Fargo Bank, National Association, Citibank, N.A., JPMorgan Chase Bank, N.A., Mizuho Bank, Ltd., MUFG Bank, Ltd. and Truist Bank in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i); provided, that, for purposes of the Existing Letters of Credit, the term “Issuing Bank” shall mean the issuers thereof, in their capacity as the issuers of such Existing Letters of Credit under the Existing Credit Facility. Any Issuing Bank may arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank if the Borrower (in its sole discretion) approves such arrangement in writing, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Administrative Agent may, with the consent of the Borrower and the Lender in question, appoint any Lender hereunder as an Issuing Bank in place of or in addition to any other Issuing Bank.

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lender Insolvency Event” means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or pursuant to Section 2.01(b), other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or pursuant to Section 2.01(c). Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means, collectively, the Existing Letters of Credit and any letter of credit issued pursuant to this Agreement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities. For avoidance of doubt, operating leases are not “Liens”.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Manager” means Enterprise Products OLPGP, Inc., a Delaware corporation.

“March 15, 2000 Indenture” means that certain Indenture dated as of March 15, 2000, among the Borrower, EPD and U.S. Bank, National Association, successor-in-interest to Wachovia Bank, National Association, f/k/a First Union National Bank, as Trustee.

“Material Adverse Change” means a material adverse change, from that in effect on December 31, 2022, in the financial condition or results of operations of the Borrower and its consolidated Subsidiaries taken as a whole, as indicated in the most recent quarterly or annual financial statements, except as otherwise disclosed in the Borrower’s and/or EPD’s filings with the SEC prior to the date hereof.

“Material Adverse Effect” means a material adverse effect on the financial condition or results of operations of the Borrower and its consolidated Subsidiaries taken as a whole, as indicated in the most recent quarterly or annual financial statements.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), of any one or more of the Borrower and its Subsidiaries (other than Project Finance Subsidiaries) in an aggregate principal amount exceeding $100,000,000.

“Material Project” means the construction or expansion of any capital project of the Borrower or any of its Subsidiaries, the aggregate capital cost of which exceeds $50,000,000.

“Material Project EBITDA Adjustments” shall mean, with respect to each Material Project:

(A) prior to the Commercial Operation Date of a Material Project (but including the fiscal quarter in which such Commercial Operation Date occurs), a percentage (based on the then-current completion percentage of such Material Project) of an amount to be approved by the Administrative Agent as the projected Consolidated EBITDA of Borrower and its Subsidiaries attributable to such Material Project for the first 12-month period following the scheduled Commercial Operation Date of such Material Project (such amount to be determined based on customer contracts or tariff-based customers relating to such Material Project, the creditworthiness of the other parties to such contracts or such tariff-based customers, and projected revenues from such contracts, tariffs, capital costs and expenses, scheduled Commercial Operation Date, oil and gas reserve and production estimates, commodity price assumptions and other factors deemed appropriate by Administrative Agent), which may, at the Borrower’s option, be added to actual Consolidated EBITDA for the Borrower and its Subsidiaries for the fiscal quarter in which construction of such Material Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Material Project (including the fiscal quarter in which such Commercial Operation Date occurs, but net of any actual Consolidated EBITDA of the Borrower and its Subsidiaries attributable to such Material Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to

(but excluding) the first full quarter after its Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, and (iv) longer than 270 days, 100%; and

(B) beginning with the first full fiscal quarter following the Commercial Operation Date of a Material Project and for the two immediately succeeding fiscal quarters, an amount to be approved by the Administrative Agent as the projected Consolidated EBITDA of Borrower and its Subsidiaries attributable to such Material Project (determined in the same manner as set forth in clause (A) above) for the balance of the four full fiscal quarter period following such Commercial Operation Date, which may, at the Borrower’s option, be added to actual Consolidated EBITDA for the Borrower and its Subsidiaries for such fiscal quarters.

Notwithstanding the foregoing:

(i) no such additions shall be allowed with respect to any Material Project unless:

(a) not later than 30 days prior to the delivery of any certificate required by the terms and provisions of Section 5.01(e) to the extent Material Project EBITDA Adjustments will be made to Consolidated EBITDA in determining compliance with Section 6.07, the Borrower shall have delivered to the Administrative Agent written pro forma projections of Consolidated EBITDA of the Borrower and its Subsidiaries attributable to such Material Project and

(b) prior to the date such certificate is required to be delivered, the Administrative Agent shall have approved (such approval not to be unreasonably withheld) such projections and shall have received such other information and documentation as the Administrative Agent may reasonably request, all in form and substance satisfactory to the Administrative Agent, and

(ii) the aggregate amount of all Material Project EBITDA Adjustments during any period shall be limited to 15% of the total actual Consolidated EBITDA of the Borrower and its Subsidiaries for such period (which total actual Consolidated EBITDA shall be determined without including any Material Project EBITDA Adjustments).

“Material Subsidiary” means each Subsidiary of the Borrower that, as of the last day of the fiscal year of the Borrower most recently ended prior to the relevant determination of Material Subsidiaries, has a net worth determined in accordance with GAAP that is greater than 10% of the Consolidated Net Worth of the Borrower as of such day.

“Maturity Date” means the fifth anniversary of the Effective Date, as may be extended pursuant to Section 2.01(c).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Notes” means any promissory notes issued by the Borrower pursuant to Section 2.10(e).

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement.

“Parent Company” means, with respect to a Lender (i) the bank holding company (as defined in Federal Reserve Board Regulation Y) of such Lender, if any, (ii) with respect to a Foreign Lender, any entity which is a parent of such Foreign Lender, and/or (iii) any Person owning, beneficially or of record, directly or indirectly, a majority of the Equity Interests of such Lender.

“Payment Recipient” has the meaning assigned to such term in Section 8.02(a).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Liens” means:

(a) liens upon rights-of-way for pipeline purposes;

(b) any statutory or governmental lien or lien arising by operation of law, or any mechanics’, repairmen’s, materialmen’s, suppliers’, carriers’, landlords’, warehousemen’s or similar lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction, development, improvement or repair; or any right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property;

(c) liens for taxes, assessments, charges and levies which are (i) for the then current year, (ii) not at the time delinquent, or (iii) delinquent but the validity or amount of which is being contested at the time by the Borrower, any Subsidiary or EPD in good faith by appropriate proceedings;

(d) liens of, or to secure performance of, leases, other than capital leases, or any lien securing industrial development, pollution control or similar revenue bonds;

(e) any lien upon property or assets acquired or sold by the Borrower, any Subsidiary or EPD resulting from the exercise of any rights arising out of defaults on receivables;

(f) any lien in favor of the Borrower, any Subsidiary or EPD; or any lien upon any property or assets of the Borrower, any Subsidiary or EPD permitted under the March 15, 2000 Indenture, or any replacement indenture containing similar terms and conditions with respect thereto;

(g) any lien in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any debt incurred by the Borrower, any Subsidiary or EPD for the purpose of financing all or any part of the purchase price of, or the cost of constructing, developing, repairing or improving, the property or assets subject to such lien;

(h) any lien incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

(i) liens in favor of any Person to secure obligations under provisions of any letters of credit, bank guarantees, bonds or surety obligations required or requested by any Governmental Authority in connection with any contract or statute; or any lien upon or deposits of any assets to secure performance of bids, trade contracts, leases or statutory obligations;

(j) any lien upon any property or assets created at the time of acquisition of such property or assets by the Borrower, any Subsidiary or EPD or within one year after such time to secure all or a portion of the purchase price for such property or assets or debt incurred to finance such purchase price, whether such debt was incurred prior to, at the time of or within one year after the date of such acquisition; or any lien upon any property or assets to secure all or part of the cost of construction, development, repair or improvements thereon or to secure debt incurred prior to, at the time of, or within one year after completion of such construction, development, repair or improvements or the commencement of full operations thereof (whichever is later), to provide funds for any such purpose;

(k) any lien upon any property or assets (i) existing thereon at the time of the acquisition thereof by the Borrower, any Subsidiary or EPD, (ii) existing thereon at the time such Person becomes a Subsidiary by acquisition, merger or otherwise, or (iii) acquired by any Person after the time such Person becomes a Subsidiary by acquisition, merger or otherwise, to the extent such lien is created by security documents existing at the time such Person becomes a Subsidiary and not added to such security documents in contemplation thereof;

(l) liens imposed by law or order as a result of any proceeding before any court or regulatory body that is being contested in good faith, and liens which secure a judgment or other court-ordered award or settlement as to which the Borrower, the applicable Subsidiary or EPD has not exhausted its appellate rights;

(m) any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refunding or replacements) of liens, in whole or in part, referred to in clauses (a) through (l) above; provided, however, that any such extension, renewal, refinancing, refunding or replacement lien shall be limited to the property or assets covered by the lien extended, renewed, refinanced, refunded or replaced and that the obligations secured by any such extension, renewal, refinancing, refunding or replacement lien shall be in an amount not greater than the amount of the obligations secured by the lien extended, renewed, refinanced, refunded or replaced and any expenses of the Borrower, its Subsidiaries and EPD (including any premium) incurred in connection with such extension, renewal, refinancing, refunding or replacement; or

(n) any lien resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing debt of the Borrower, any Subsidiary or EPD;.

“Permitted Sale/Leaseback Transactions” means any Sale/Leaseback Transaction:

(a) which occurs within one year from the date of completion of the acquisition of the Principal Property subject thereto or the date of the completion of construction, development or substantial repair or improvement, or commencement of full operations on such Principal Property, whichever is later; or

(b) involves a lease for a period, including renewals, of not more than three years; or

(c) the Borrower, any Subsidiary or EPD would be entitled to incur Indebtedness, in a principal amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction, secured by a Lien on the property subject to such Sale/Leaseback Transaction pursuant to Section 6.02 without equally and ratably securing the Indebtedness under this Agreement pursuant to such Section; or

(d) the Borrower, any Subsidiary or EPD, within a one-year period after such Sale/Leaseback Transaction, applies or causes to be applied an amount not less than the Attributable Indebtedness from such Sale/Leaseback Transaction to (a) the prepayment, repayment, redemption, reduction or retirement of any Indebtedness of the Borrower, any Subsidiary or EPD that is not subordinated to the Indebtedness under this Agreement, or (b) the expenditure or expenditures for Principal Property used or to be used in the ordinary course of business of the Borrower, its Subsidiaries or EPD.

Notwithstanding the foregoing provisions of this definition, any Sale/Leaseback Transaction not covered by clauses (a) through (d), inclusive, of this definition, shall nonetheless be a Permitted Sale/Leaseback Transaction if the Attributable Indebtedness from such Sale/Leaseback Transaction, together with the aggregate principal amount of outstanding Indebtedness (other than Indebtedness under this Agreement and Indebtedness under the March 15, 2000 Indenture) secured by Liens other than Permitted Liens upon Principal Properties, does not exceed 10% of Consolidated Net Tangible Assets.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 9.01(f).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Wells Fargo Bank, National Association as its prime rate in effect. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Property” means whether owned or leased on the date hereof or thereafter acquired:

(a) any pipeline assets of the Borrower, any Subsidiary or EPD, including any related facilities employed in the transportation, distribution, storage or marketing of refined petroleum products, natural gas liquids, and petrochemicals, that are located in the United States of America or any territory or political subdivision thereof; and

(b) any processing or manufacturing plant or terminal owned or leased by the Borrower, any Subsidiary or EPD that is located in the United States or any territory or political subdivision thereof;

except, in the case of either of the foregoing clauses (a) or (b):

(i) any such assets consisting of inventories, furniture, office fixtures and equipment (including data processing equipment), vehicles and equipment used on, or useful with, vehicles; and

(ii) any such assets, plant or terminal which, in the opinion of the Board of Directors (as defined in the March 15, 2000 Indenture), is not material in relation to the activities of the Borrower or of EPD and its subsidiaries taken as a whole.

“Program” means the buy-back program initiated by EPD whereby EPD or the Borrower may after January 31, 2019 buy back up to the number of publicly held Common Units the aggregate purchase price of which is $2,000,000,000.

“Project Finance Subsidiaries” means a Subsidiary that is (A) created principally to (i) construct or acquire any asset or project that will be or is financed solely with Project Financing for such asset or project, related equity investments and any loans to, or capital contributions in, such Subsidiary that are not prohibited hereby, (ii) own an Equity Interest in a Project Finance Subsidiary, and/or (iii) own an interest in any such asset or project and (B) designated as a Project Finance Subsidiary by the Borrower in writing to Administrative Agent.

“Project Financing” means Indebtedness incurred by a Project Finance Subsidiary to finance the acquisition or construction of any asset or project which Indebtedness does not permit or provide for recourse against the Borrower or any of its Subsidiaries (other than any Project Finance Subsidiary) and other than recourse that consists of rights to recover dividends paid by such Project Finance Subsidiary.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is Term SOFR, the applicable time set forth in the definition of Term SOFR, and (2) if such Benchmark is not Term SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning set forth in Section 9.04(c).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means the Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board or the Federal Reserve Bank of New York, or any successor thereto.

“Required Lenders” means, at any time, Lenders having Exposures and unused Commitments representing more than 50% of the sum of the total Exposures and unused Commitments at such time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any class of Equity Interests of the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests of EPD or the Borrower or any option, warrant or other right to acquire any Equity Interests of EPD or the Borrower.

“Revolving Loan” means a Loan made pursuant to Section 2.03.

“Sale/Leaseback Transaction” means any arrangement with any Person providing for the leasing, under a lease that is not a capital lease under GAAP, by the Borrower, or a Subsidiary (other than a Project Finance Subsidiary) or EPD of any Principal Property, which property has been or is to be sold or transferred by the Borrower, such Subsidiary or EPD to such Person in contemplation of such leasing.

“Sanctions Laws and Regulations” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom.

“S&P” means S&P Global Ratings, a division of S&P Global Inc. and any successor thereto.

“SEC” has the meaning set forth in Section 5.01(a).

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, as of the Effective Date at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests, are, as of such date, owned, controlled or held by the parent and one or more subsidiaries of the parent.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means Wells Fargo Bank, National Association, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term SOFR” means,

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement with respect to Term SOFR has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement with respect to Term SOFR has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Adjusted Term SOFR or the Alternate Base Rate.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Sections 2.03, 2.08 and 2.11 in each case, such day is also a Business Day.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(e)(ii)(B)(3).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “SOFR Loan”) or by Class and Type (e.g., a “SOFR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “SOFR Borrowing”) or by Class and Type (e.g., a “SOFR Revolving Borrowing”).

SECTION 1.03. Terms Generally . The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with (i) except for purposes of Section 6.07, GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; and (ii) for purposes of Section 6.07, GAAP, as in effect on December 31, 2022.

SECTION 1.05. Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (i) the continuation of, administration of, submission of, calculation of or any other matter related to Term SOFR or other rates in the definition of “Term SOFR” or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 2.14(c), will be similar to, or produce the same value or economic equivalence of, Term SOFR or any other Benchmark, or have the same volume or liquidity as did Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (ii) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of a Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.06. Divisions. For all purposes hereunder, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

The Credits

SECTION 2.01. Commitments. (a) Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Exposure exceeding such Lender’s Commitment, or (ii) the sum of the total Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

(b) The Borrower shall have the right, without the consent of the Lenders but with the prior approval of the Administrative Agent, not to be unreasonably withheld, to cause from time to time an increase in the total Commitments of the Lenders by adding to this Agreement one or more additional Lenders or by allowing one or more Lenders to increase their respective Commitments; provided however (i) no Event of Default shall have occurred hereunder which is continuing, (ii) no such increase shall cause the aggregate Commitments hereunder to exceed $3,200,000,000, and (iii) no Lender’s Commitment shall be increased without such Lender’s consent.

(c) The Borrower may make up to two (2) requests for a one-year extension of the Maturity Date by delivering a written request for same to the Administrative Agent no earlier than 30 days prior to the first anniversary of the Effective Date and no later than 30 days prior to the Maturity Date (or previously extended Maturity Date pursuant hereto). Any such extension shall be effective if (i) consented to by Required Lenders within thirty (30) days after such request, (ii) on the Maturity Date as it existed immediately before such extension (A) the Commitments of the dissenting Lenders are terminated (which termination shall be effective automatically), (B) all amounts owing to such dissenting Lenders are paid in full (which payments shall not be subject to Section 2.11), and (C) the total Commitments are permanently reduced by an amount equal to such dissenting Lenders’ Commitments so terminated, except to the extent that the Commitments of the dissenting Lenders are replaced pursuant to Section 2.19(b) and/or one or more Lenders agree(s) to increase their respective Commitment(s), (iii) all conditions precedent for a Borrowing set forth in Section 4.02 have been satisfied, and (iv) the Borrower does not withdraw its request for such extension before the Maturity Date (or previously extended Maturity Date pursuant hereto).

SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or SOFR Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall (i) prior to the acquisition by any Lender of a participation therein pursuant to Section 2.05(c), be a SOFR Loan, and (ii) upon and following the acquisition by any Lender of a participation therein, be an ABR Loan. Each Lender at its option may make any SOFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any SOFR Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $500,000 and not less than $5,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of twelve SOFR Revolving Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a SOFR Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing (or, upon implementation of a Benchmark Replacement in accordance with Section 2.14, by the Reference Time with respect thereto) or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a SOFR Borrowing;

(iv) in the case of a SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested SOFR Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Reserved.

SECTION 2.05. Swingline Loans.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $100,000,000, or (ii) the sum of the total Exposures exceeding the total Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the appropriate Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which the Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans, as the case may be. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans, as the case may be. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(d) At any time that there shall exist a Defaulting Lender, the Borrower shall, if the full amount of the Fronting Exposure with respect to such Defaulting Lender has not been reallocated pursuant to Section 2.21(a)(iv), deliver to the Swingline Lender cash collateral in an amount equal to 102% of such unallocated Fronting Exposure to secure such unallocated Fronting Exposure with respect to such Defaulting Lender’s Swingline Exposure as required pursuant to Section 2.06(j).

SECTION 2.06. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, for and on behalf of itself or any Subsidiary, in a form reasonably acceptable to the Administrative Agent and the appropriate Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the account of any Subsidiary as provided in the first sentence of this paragraph, it will be fully responsible for the reimbursement of LC Disbursements, the payment of interest thereon and the payment of fees due under Section 2.12(b) to the same extent as if it were the sole account party in respect of such Letter of Credit.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by such Issuing Bank) to any Issuing Bank and the Administrative Agent three Business Days (or such shorter period as may be acceptable to such Issuing Bank) in advance of the requested date of issuance, amendment, renewal or extension, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by any Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended if and only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $250,000,000, (ii) the sum of the total Exposures shall not exceed the total Commitments and (iii) the maximum aggregate face amount of Letters of Credit issued by each Issuing Bank shall not exceed the “Maximum LC Face Amount” of such Issuing Bank set forth opposite such Issuing Bank’s name on Schedule 2.06(b) attached hereto, as may be amended from time to time by Administrative Agent, Borrower and each Issuing Bank affected thereby, unless otherwise agreed to by such Issuing Bank in its sole and absolute discretion, with a fronting fee at such rate as may be agreed to between the Borrower and such Issuing Bank with respect thereto; provided, in no event shall any Issuing Bank be required to issue any Letter of Credit at any time a Lender is a Defaulting Lender, unless (i) the actual or potential Fronting Exposure with respect to such Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other LC Exposure as to which such Issuing Bank has actual or potential Fronting Exposure, has been fully reallocated pursuant to Section 2.21(a)(iv) or cash collateralized pursuant to Section 2.06(j), or (ii) such Issuing Bank has entered into other arrangements satisfactory to such Issuing Bank (in its sole discretion) with the Borrower or such Defaulting Lender to eliminate such actual or potential Fronting Exposure, as such Issuing Bank may elect in its sole discretion.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided, if the Borrower so requests, any Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit such Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than (A) thirty (30) days before the end of such twelve-month period, or (B) such later date to be agreed upon at the time such Letter of Credit is issued. Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) such Issuing Bank to permit the renewal of such Letter of Credit at any time prior to the date set forth in clause (ii) of this Section 2.06(c); provided that the expiry date of such Letter of Credit complies with clause (ii) of this Section 2.06(c).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of such Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives such notice; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due or request financing of such payment, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the appropriate Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to such Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements with respect to Letters of Credit as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by any Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, any Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of Issuing Banks. Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and a successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of any Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of such replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of such replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of any Issuing Bank hereunder, such replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing and if the maturity of the Loans has been accelerated pursuant to Article VII, on the Business Day that the Borrower receives notice from the Administrative Agent upon written request of the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. In addition, at any time that there shall exist a Defaulting Lender, if the Fronting Exposure with respect to such Defaulting Lender has not been fully reallocated pursuant to Section 2.21(a)(iv), immediately upon the request of the Administrative Agent, any Issuing Bank or the Swingline Lender with respect to any such unallocated Fronting Exposure, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 102% of such unallocated Fronting Exposure. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse any Issuing Bank for LC Disbursements for which it has not been reimbursed (or, as to cash collateral with respect to Fronting Exposure relating to a Defaulting Lender’s Swingline Exposure, to reimburse the Swingline Lender for Swingline Loans which have not been repaid) and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure (or such Fronting Exposure) at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 51% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the appropriate Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date, or with respect to an ABR Loan, prior to 12:30 p.m., New York City time on the date, of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a SOFR Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a SOFR Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a SOFR Borrowing; and

(iv) if the resulting Borrowing is a SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration, in the case of a SOFR Borrowing.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a SOFR Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a SOFR Borrowing and (ii) unless repaid, each SOFR Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the total Exposures would exceed the total Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the

Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each of its respective Revolving Loans on the Maturity Date, and (ii) to the Swingline Lender the then unpaid principal amount of each of its respective Swingline Loans on the earlier of the Maturity Date and a date that is not more than fourteen days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and substantially in the form of (i) with respect to Revolving Loans, in the form of revolving loan note attached hereto as Exhibit F-1, and (ii) with respect to Swingline Loans, in the form of swingline loan note attached hereto as Exhibit F-2. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a SOFR Revolving Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 in the case of an ABR Revolving Borrowing, or $3,000,000 in the case of a SOFR Revolving Borrowing. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 and any breakfunding payments due under Section 2.16.

SECTION 2.12. Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Exposure. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate as interest on SOFR Revolving Loans on the average daily amount of such Lender’s LC Exposure to the Borrower (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the date on which such Lender ceases to have any such LC Exposure, and (ii) to each Issuing Bank a fronting fee, at a rate agreed to between the Borrower and such Issuing Bank, which shall accrue on the average daily amount of the LC Exposure with respect to Letters of Credit issued by such Issuing Bank to the Borrower (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the date on which there ceases to be any such LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued for it or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable quarterly on the third Business Day following the last day of March, June, September and December of each year, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the appropriate Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

(e) Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any facility fees accruing during such period pursuant to Section 2.12(a) with respect to any unfunded portion of such Lender’s Commitment, nor any letter of credit fees accruing during such period pursuant to Section 2.12(b) (without prejudice to the rights of the Non-Defaulting Lenders in respect of any fees due such Non-Defaulting Lenders under such Sections 2.12(a) and (b)).

SECTION 2.13. Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest on each day at the Alternate Base Rate for such day plus an amount equal to the “ABR Spread” set forth in the pricing grid set forth in the defined term “Applicable Rate” that would be applicable to ABR Revolving Loans on such day. The Loans comprising each Swingline Loan shall (i) (A) prior to the occurrence of any of the circumstances set forth in Section 2.14(a), and (B) prior to the acquisition by any Lender of a participation therein pursuant to Section 2.05(c), bear interest on each day at Adjusted Term SOFR for such day plus an amount equal to the “SOFR Spread” set forth in the pricing grid set forth in the defined term “Applicable Rate” that would be applicable to SOFR Revolving Loans on such day, and (ii) upon the occurrence of any of the circumstances set forth in Section 2.14(a), or upon and following the acquisition by any Lender of a participation therein, bear interest on each day at the Alternate Base Rate for such day plus an amount equal to the “ABR Spread” set forth in the pricing grid set forth in the defined term “Applicable Rate” that would be applicable to ABR Revolving Loans on such day.

(b) The Loans comprising each SOFR Borrowing shall bear interest on each day in the case of a SOFR Revolving Loan, at Adjusted Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any SOFR Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest determined by reference to Adjusted Term SOFR or clauses (b) or (c) of the definition of “Alternate Base Rate” shall be computed on the basis of a year of 360 days, and all other interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f) In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other loan document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other loan document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

SECTION 2.14. Alternate Rate of Interest. Subject to clause (c) below, if prior to the commencement of any Interest Period for a SOFR Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining Adjusted Term SOFR for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that Adjusted Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a SOFR Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a SOFR Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowing, then the other Type of Borrowing shall be permitted.

(c) Benchmark Replacement Setting.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other loan document, if a Benchmark Replacement occurs prior to the Reference Time in respect of any setting of the then-current Benchmark, then such Benchmark Replacement will replace such Benchmark for all purposes hereunder in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from the Required Lenders.

(ii) Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make (in consultation with the Borrower) Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other loan document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement, (B) the effectiveness of any Conforming Changes, and (C) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.14(c)(iv) below. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their reasonable discretion and without consent from any other party to this Agreement, except, in each case, as expressly required pursuant to this Section 2.14(c).

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest

Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may (and, upon request of the Borrower and as soon as commercially reasonable, shall) modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

SECTION 2.15. Illegality; Increased Costs. (a) If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund its SOFR Loans, such Lender shall so notify the Administrative Agent. Upon receipt of such notice, the Administrative Agent shall immediately give notice thereof to the other Lenders and to the Borrower, whereupon until such Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make SOFR Loans shall be suspended. If such Lender shall determine that it may not lawfully continue to maintain and fund any of its outstanding SOFR Loans to maturity and shall so specify in such notice, the Borrower shall immediately prepay (which prepayment shall not be subject to Section 2.11) in full the then outstanding principal amount of such SOFR Loans, together with the accrued interest thereon.

(b) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in Section 2.13(f)) or any Issuing Bank; or

(ii) impose on any Lender or any Issuing Bank any other condition affecting this Agreement or SOFR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any SOFR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(c) If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(d) A certificate of a Lender or an Issuing Bank setting forth, in reasonable detail showing the computation thereof, the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraphs (a), (b) or (c) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. Such certificate shall further certify that such Lender or such Issuing Bank is making similar demands of its other similarly situated borrowers. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof, if such certificate complies herewith.

(e) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof (to the extent that such period of retroactive effect is not already included in such 90-day period).

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), or (d) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense (excluding loss of anticipated profits) attributable to such event. A certificate of any Lender setting forth, in reasonable detail showing the computation thereof, any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof, if such certificate complies herewith.

SECTION 2.17. Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender or any Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, without duplication of any obligation in Section 2.17(a) or (c), the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Without duplication of any other obligation in this Section 2.17, the Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the Borrower shall not be required to indemnify or reimburse the Administrative Agent, an Issuing Bank or a Lender pursuant to this Section for any Indemnified Taxes or Other Taxes imposed or asserted more than 90 days prior to the date that the Administrative Agent, such Issuing Bank or such Lender notifies the Borrower of the Indemnified Taxes or Other Taxes imposed or asserted and of the Administrative Agent’s, such Issuing Bank’s or such Lender’s intention to claim compensation therefor; provided further that, if the Indemnified Taxes or Other Taxes imposed or asserted giving rise to such claims are retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof (to the extent that such period of retroactive effect is not already included in such 90-day period). A certificate setting forth, in reasonable detail showing the computation thereof, the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any loan document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A) and (B) and Section 2.17(f) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a “United States person” as defined in section 7701(a)(30) of the Code,

(A) any Lender that is a “United States person” as defined in section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) with respect to payments of interest under any loan document, executed copies of IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of an income tax treaty to which the United States is a party, and with respect to any other applicable payments under any loan document, IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, establishing an exemption from, or reduction of, United States federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”), and executed copies of IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable; or

(4) executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner; and

(iii) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority as a basis for claiming exemption from or a reduction in United States federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed thereby to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

Each Lender agrees that if any form or certification it previously delivered under this Section 2.17 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) FATCA. If a payment made to a Lender under any loan document would be subject to United States federal withholding tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Treatment of Certain Refunds. If the Administrative Agent, a Lender or an Issuing Bank determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent, such Lender or such Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such Issuing Bank in the event the Administrative Agent, such Lender or such Issuing Bank is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.17 shall not be construed to require the Administrative Agent, any Lender or any Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(h) Except for a request by the Borrower under Section 2.19(b), no Foreign Lender shall be entitled to the benefits of Sections 2.17(a) or 2.17(c) if withholding tax is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or designates a new lending office.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 301 South College Street, Charlotte, North Carolina 28288-0608, except payments to be made directly to any Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto; provided, if any Lender shall become a Defaulting Lender, from and after the date upon which such Lender shall have become a Defaulting Lender, any payment made on account of principal of or interest on the Revolving Loans shall be applied as set forth in Section 2.21(a)(ii), provided, further, that the application of such payments in accordance herewith shall not constitute an Event of Default or a Default, and no payment of principal of or interest on the Revolving Loans of such Defaulting Lender shall be considered to be overdue, if, had such payments been applied without regard hereto, no such Event of Default or Default would have occurred and no such payment of principal of or interest on the Revolving Loans of such Defaulting Lender would have been overdue. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment (other than any payment to a dissenting Lender pursuant to Section 2.01(c)) in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b) or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15 or Section 2.13(f), or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13(f), 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. Subject to the foregoing, Lenders agree to use reasonable efforts to select lending offices which will minimize taxes and other costs and expenses for the Borrower.

(b) If any Lender requests compensation under Section 2.13(f) or Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender refuses to consent to an extension pursuant to Section 2.01(c), or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations at par (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Commitment is being assigned, each Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13(f) or Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. If any Lender refuses to assign and delegate all its interests, rights and obligations under this Agreement after the Borrower has required such Lender to do so as a result of a claim for compensation under Section 2.13(f) or Section 2.15 or payments required to be made pursuant to Section 2.17, such Lender shall not be entitled to receive such compensation or required payments.

SECTION 2.20. Separateness. The Lenders acknowledge and affirm (i) their reliance on the separateness of EPD, Enterprise GP, Borrower and Manager from each other and from other Persons, including EPCO, EPCO Holdings, Inc. (“Finco”), Duncan Family Interests, Inc. (“DFI”), DFI GP Holdings L.P. (“DFI GP”) and DFI Holdings, LLC (“DFI Holdings”), (ii) that other creditors of the Borrower, Manager, EPD or Enterprise GP have likely advanced funds to such Persons in reliance upon the separateness of the Borrower, Manager, EPD and Enterprise GP from each other and from other Persons, including EPCO, Finco, DFI, DFI GP and DFI Holdings, (iii) that each of the Borrower, Manager, EPD and Enterprise GP have assets and liabilities that are separate from those of each other and from other Persons, including EPCO, Finco, DFI, DFI GP and DFI Holdings, (iv) that the Loans and other obligations owing under this Agreement, the Notes and documents related hereto or thereto have not been guaranteed by Manager, Enterprise GP, EPCO, Finco, DFI, DFI GP or DFI Holdings, and (v) that, except as other Persons may expressly assume or guarantee this Agreement, the Notes or any documents related hereto or thereto or any of the Loans or other obligations thereunder, the Lenders shall look solely to the Borrower and, pursuant to the EPD Guaranty Agreement, EPD, and their respective property and assets, and any property pledged as collateral with respect hereto or thereto, for the repayment of any amounts payable pursuant hereto or thereto and for satisfaction of any obligations owing to the Lenders hereunder or thereunder and that neither Enterprise GP nor Manager is personally liable to the Lenders for any amounts payable or any liability hereunder or thereunder.

SECTION 2.21. Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02(b).

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to any Issuing Bank or Swingline Lender hereunder; third, to be held as cash collateral, if any cash collateral is required to be delivered pursuant to Section 2.06(j) with respect to any Fronting Exposure of such Defaulting Lender not fully reallocated pursuant to clause (iv) below, for future funding obligations of that Defaulting Lender as to its participation in any Swingline Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Revolving Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Revolving Loans under this Agreement; sixth, to the payment of any amounts then owing to the Lenders, any Issuing Bank or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts then owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Revolving Loans or LC Disbursements in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Revolving Loans or LC Disbursements were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Loans of, or LC Disbursements owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this section shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto. Upon making any payment to the Administrative Agent or any Issuing Bank for the account of a Defaulting Lender, the Borrower’s obligation to pay such amount to such Defaulting Lender shall be fully discharged and such Defaulting Lender shall have no recourse to the Borrower for the payment of such amount.

(iii) Certain Fees. That Defaulting Lender shall not be entitled to receive any facility fees with respect to its undrawn Commitment pursuant to Section 2.12(a) or fees with respect to its participation in Letters of Credit pursuant to Section 2.12(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans pursuant to Section 2.05(c) and 2.06(d), the “Applicable Percentage” of each Non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the Exposure of that non-Defaulting Lender. Upon any such reallocation, all fees payable pursuant to Section 2.12(b) with respect to Lenders’ participations in Letters of Credit shall be payable in accordance with such Lenders’ reallocated Applicable Percentages with respect thereto.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swingline Lender and the Issuing Banks agree in writing in their sole discretion that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), such Lender will, to the extent applicable, purchase at par such portion of outstanding Revolving Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Exposure of the Lenders to be on a pro rata basis in accordance with their respective Commitments (without giving effect to clause (a)(iv) above), whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and such Exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(c) Termination of Defaulting Lender Commitment. The Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than five (5) Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.21(a)(ii) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent or any Lender may have against such Defaulting Lender.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each of the Borrower and its Subsidiaries is duly formed, validly existing and (if applicable) in good standing (except, with respect to Subsidiaries other than Material Subsidiaries, where the failure to be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business in all material respects as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and (if applicable) is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions are within the Borrower’s limited liability company powers and have been duly authorized by all necessary limited liability company and, if required, member action. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect as of the Effective Date, other than filings after the Effective Date in the ordinary course of business, (b) will not violate any law or regulation applicable to the Borrower or the limited liability company agreement, charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority to which the Borrower or any of its Subsidiaries is subject, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or (except for the Existing Credit Facility) give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries that is prohibited hereby.

SECTION 3.04. Financial Condition. The Borrower has heretofore furnished to the Lenders the consolidated balance sheets of the Borrower and its consolidated Subsidiaries and the related consolidated statements of income, equity and cash flow of the Borrower and its consolidated Subsidiaries as of and for the fiscal year ended December 31, 2022, such consolidated financial statements audited by an independent accounting firm of national standing. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

SECTION 3.05. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in a Material Adverse Effect.

SECTION 3.06. Compliance with Laws. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.07. Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.08. Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.09. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. Disclosure. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. As of the Effective Date, Borrower hereby certifies that the Borrower qualifies for an express exclusion to the “legal entity customer” definition under the Beneficial Ownership Regulation.

SECTION 3.11. Reserved.

SECTION 3.12. Margin Securities. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations U or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock in violation of said Regulations U or X or to extend credit to others for the purpose of purchasing or carrying margin stock in violation of said Regulations U or X.

SECTION 3.13. Anti-Corruption Laws; Sanctions Laws and Regulations. The Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with Anti-Corruption Laws and applicable Sanctions Laws and Regulations. The Borrower and its Subsidiaries and, to the knowledge of the Borrower and its Subsidiaries, their respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions Laws and Regulations in all respects (for the avoidance of doubt, this representation shall not fail to be true and correct due to any failure or failures to comply with Anti-Corruption Laws (i) that are isolated and do not evidence a pervasive or systemic pattern of violations of such laws and regulations or a significant deficiency in the implementation of the aforesaid policies and procedures to ensure compliance by the Borrower and its Subsidiaries with Anti-Corruption Laws or (ii) that arise from actions or incidents that have been publicly disclosed by the Borrower or disclosed in writing to the Administrative Agent (with a copy to Lenders), in each case, at least twenty (20) days prior to the Effective Date). Neither the Borrower nor any of its Subsidiaries, or to their knowledge any of their directors or officers, or any of their respective agents acting or benefiting in any capacity in connection with this Agreement, is a Designated Person or is knowingly engaged in any activity that could reasonably be expected to result in such Person becoming a Designated Person. No Loan, use of proceeds or other transaction contemplated by this Agreement will result in a violation of Anti-Corruption Laws or applicable Sanctions Laws and Regulations by the Borrower or any of its Subsidiaries.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the Effective Date which is scheduled to occur when each of the following conditions is satisfied:

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Christopher S. Wade, in-house counsel for Borrower and EPD and Mayer Brown LLP, counsel for Borrower and EPD, substantially in the forms of Exhibits D-1 and D-2.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to (1) the organization and existence of the Borrower and EPD, (2) the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel, and (3) with respect to EPD, the authorization of the EPD Guaranty Agreement and any other legal matters relating to EPD.

(d) The Administrative Agent shall have received the EPD Guaranty Agreement dated as of the date hereof, duly and validly executed by EPD.

(e) The Administrative Agent shall have received each promissory note requested by a Lender pursuant to Section 2.10(e), each duly completed and executed by the Borrower.

(f) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, an Executive Vice President or a Financial Officer, confirming compliance with the conditions set forth in Section 4.01(h) and paragraphs (a) and (b) of Section 4.02.

(g) The Administrative Agent and the Arrangers shall have received all fees and other amounts due and payable to or on behalf of the Administrative Agent, any Arranger or any Lender on or prior to the Effective Date, including, to the extent invoiced five (5) Business Days prior to closing, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(h) As of the Effective Date, no Material Adverse Change exists.

(i) The Lenders shall have received (i) the audited financial statements for the Borrower and its Subsidiaries for the fiscal year ended December 31, 2022, and (ii) EPD’s Form 10-K for such fiscal year.

(j) All necessary governmental and third-party approvals, if any, required to be obtained by the Borrower in connection with the Transactions and otherwise referred to herein shall have been obtained and remain in effect (except where failure to obtain such approvals will not have a Material Adverse Effect), and all applicable waiting periods shall have expired without any action being taken by any applicable authority.

(k) All obligations and indebtedness under the Existing Credit Facility shall be contemporaneously refinanced pursuant hereto and the Existing Credit Facility shall have been terminated and replaced hereby.

(l) The Borrower shall have entered into the 364-Day Credit Facility, in form and substance reasonably satisfactory to the Administrative Agent, effective contemporaneous with the effectiveness hereof, providing for, among other things, that each Lender’s “Applicable Percentage” (as defined therein) thereunder is equal to such Lender’s Applicable Percentage hereunder as of the effectiveness hereof, and the Administrative Agent shall have received a copy thereof and the Existing 364-Day Credit Facility shall have been terminated contemporaneous therewith.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (exclusive of continuations and conversions of a Borrowing), and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects (except that any representation and warranty that is qualified by materiality shall be true and correct in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish, or cause to be furnished, to the Administrative Agent and each Lender:

(a) within 15 days after filing same with the Securities and Exchange Commission (“SEC”), copies of each annual report on Form 10-K, quarterly report on Form 10-Q and report on Form 8-K (or any successor or substitute forms) that EPD is required to file with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and any successor statute (the “Exchange Act”);

(b) within 15 days after filing same with the SEC, copies of each annual report on Form 10-K, quarterly report on Form 10-Q and report on Form 8-K (or any successor or substitute forms) that the Borrower is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act;

(c) if the Borrower is not subject to the requirements of Section 13 or 15(d) of the Exchange Act and EPD owns direct subsidiaries (other than the Borrower and its Subsidiaries), promptly after becoming available and in any event within 105 days after the close of each fiscal year of the Borrower (i) the audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such year and (ii) the audited consolidated statements of income, equity and cash flow of the Borrower and its consolidated Subsidiaries for such year setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, which report shall be to the effect that such statements have been prepared in accordance with GAAP;

(d) if the Borrower is not subject to Section 13 or 15(d) of the Exchange Act and EPD owns direct subsidiaries (other than the Borrower and its Subsidiaries), promptly after their becoming available and in any event within 60 days after the close of each of the first three fiscal quarters of each fiscal year of the Borrower, (i) the unaudited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such quarter and (ii) the unaudited consolidated statements of income, equity and cash flow of the Borrower for such quarter, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all of the foregoing certified by a Financial Officer to have been prepared in accordance with GAAP subject to normal changes resulting from year-end adjustment and accompanied by a written discussion of the financial performance and operating results, including the major assets, of the Borrower for such quarter; and

(e) within 60 days after the end of each fiscal quarter of each fiscal year of the Borrower, a certificate of a Financial Officer substantially in the form of Exhibit E (i) certifying as to whether a Default has occurred that is then continuing and, if a Default has occurred that is then continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) setting forth in reasonable detail calculations demonstrating compliance with Section 6.07.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Event of Default; and

(b) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower or the Manager on behalf of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Borrower will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution not prohibited under Section 6.03.

SECTION 5.04. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.05. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep in accordance with GAAP proper books of record and account in which full, true and correct entries are made in all material respects of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.06. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower and its Subsidiaries will maintain in effect and enforce policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with Anti-Corruption Laws and applicable Sanctions Laws and Regulations. The Borrower shall (a) notify the Administrative Agent and each Lender if the Borrower ceases to fall within an express exclusion to the “legal entity customer” definition under the Beneficial Ownership Regulation, and (b) following any such notice, promptly upon the reasonable request of the Administrative Agent or any Lender, provide the Administrative Agent or directly to such Lender, as the case may be, any Beneficial Ownership Certification as may be required by the Beneficial Ownership Regulation or any other information or documentation reasonably requested by it for purposes of complying with the Beneficial Ownership Regulation.

SECTION 5.07. Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only (a) for the refinancing of the Indebtedness under the Existing Credit Facility and refinancing of letters of credit thereunder, and for payment of transaction expenses related to the Transactions, (b) as a backstop for commercial paper, and (c) for working capital, capital expenditures, acquisitions and other company purposes. Letters of Credit will be used for the Borrower’s and its Subsidiaries’ company purposes. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X. The Borrower and its Subsidiaries shall not, and, to their knowledge, their respective officers, employees, directors and agents (in their capacity as officers, employees, directors or agents, respectively, of the Borrower or any of its Subsidiaries), shall not, use the proceeds of any Loan (i) to fund any activities or business of or with any Designated Person, or in any country or territory, that at the time of such funding is the subject of any sanctions under any Sanctions Laws and Regulations (on the Effective Date, Crimea, Kherson and Zaporizhzhia Regions of Ukraine, the so-called Donetsk and Luhansk People’s Republic regions of Ukraine and other non-Ukrainian controlled regions of Ukraine, Cuba, Iran, North Korea and Syria), (ii) in any other manner that would result in a material violation of any Sanctions Laws and Regulations by the Borrower or its Subsidiaries or (iii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws.

SECTION 5.08. Environmental Matters. The Borrower has established and implemented, or will establish and implement, and will cause each of its Subsidiaries to establish and implement, such procedures as may be necessary to assure that (except for any failure of the following that, individually or in the aggregate, does not have a Material Adverse Effect): (i) all property of the Borrower and its Subsidiaries and the operations conducted thereon are in compliance with and do not violate the requirements of any Environmental Laws, (ii) no oil or solid wastes are disposed of or otherwise released on or to any property owned by the Borrower or its Subsidiaries except in compliance with Environmental Laws, (iii) no Hazardous Materials will be released on or to any such property in a quantity equal to or exceeding that quantity which requires reporting pursuant to Section 103 of CERCLA, and (iv) no oil or Hazardous Materials is released on or to any such property so as to pose an imminent and substantial endangerment to public health or welfare or the environment.

SECTION 5.09 ERISA Information. The Borrower will furnish to the Administrative Agent:

(a) within 15 Business Days after the institution of or the withdrawal or partial withdrawal by the Borrower, any Subsidiary or any ERISA Affiliate from any Multiemployer Plan which would cause the Borrower, any Subsidiary or any ERISA Affiliate to incur Withdrawal Liability in excess of $100,000,000 (in the aggregate for all such withdrawals), a written notice thereof signed by an executive officer of the Borrower stating the applicable details; and

(b) within 15 Business Days after an officer of the Borrower becomes aware of any material action at law or at equity brought against the Borrower, any of its Subsidiaries, any ERISA Affiliate, or any fiduciary of a Plan in connection with the administration of any Plan or the investment of assets thereunder, a written notice signed by an executive officer of the Borrower specifying the nature thereof and what action the Borrower is taking or proposes to take with respect thereto.

SECTION 5.10 Taxes. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge, or cause to be paid and discharged, promptly or make, or cause to be made, timely deposit of all taxes (including Federal Insurance Contribution Act payments and withholding taxes), assessments and governmental charges or levies imposed upon the Borrower or any Subsidiary or upon the income or any property of the Borrower or any Subsidiary; provided, however, that neither the Borrower nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings diligently conducted by or on behalf of the Borrower or its Subsidiary, and if the Borrower or its Subsidiary shall have set up reserves therefor adequate under GAAP or if no Material Adverse Effect shall be occasioned by all such failures in the aggregate.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Reserved.

SECTION 6.02. Liens. The Borrower shall not, and shall not permit any Subsidiary (other than Project Finance Subsidiaries) or EPD to, create, assume, incur or suffer to exist any Lien, other than a Permitted Lien, on any Principal Property or upon any Equity Interests of the Borrower or any Subsidiary (other than Project Finance Subsidiaries) owning or leasing any Principal Property, now owned or hereafter acquired by the Borrower or such Subsidiary to secure any Indebtedness of the Borrower, EPD or any other Person (other than the Indebtedness under this Agreement), without in any such case making effective provision whereby any and all Indebtedness under this Agreement then outstanding will be secured by a Lien equally and ratably with, or prior to, such Indebtedness for so long as such Indebtedness shall be so secured. Notwithstanding the foregoing, the Borrower may, and may permit any Subsidiary (other than a Project Finance Subsidiary) and EPD to, create, assume, incur or suffer to exist any Lien upon any Principal Property to secure Indebtedness of the Borrower, EPD or any other Person (other than the Indebtedness under this Agreement), other than a Permitted Lien without securing the Indebtedness under this Agreement, provided that the aggregate principal amount of all Indebtedness then outstanding secured by such Lien and all similar Liens together with the aggregate amount of Attributable Indebtedness deemed to be outstanding in respect of all Sale/Leaseback Transactions (exclusive of any Permitted Sale/Leaseback Transactions), does not exceed 10% of Consolidated Net Tangible Assets.

SECTION 6.03. Fundamental Changes. The Borrower will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the Equity Interests of any of its Subsidiaries (other than Project Finance Subsidiaries) (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving entity, (ii) any Subsidiary of the Borrower may be merged into, amalgamated with or consolidated with another Subsidiary, change its jurisdiction of organization, or change the type of business entity in which it conducts its business, and (iii) Borrower may sell or otherwise dispose of all or any portion of the Equity Interests of any of its Subsidiaries.

SECTION 6.04. Investment Restriction. Neither the Borrower nor any Subsidiary (other than a Project Finance Subsidiary) will make or suffer to exist investments in Project Finance Subsidiaries, in the aggregate at any one time outstanding, in excess of the sum of (i) the amount of investments existing as of the Effective Date in Project Finance Subsidiaries, (ii) $150,000,000, and (iii) the amount of any portion of the investments permitted by this Section 6.04 repaid to the Borrower or any Subsidiary as a dividend, repayment of a loan or advance, release or discharge of a guarantee or other obligation or other transfer of property or return of capital, as the case may be, occurring after the Effective Date. Computation of the amount of any investment shall be made without any adjustment for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such investment or interest or other earnings on such investment.

SECTION 6.05. Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries (other than Project Finance Subsidiaries) to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except as long as no Event of Default has occurred and is continuing or would result therefrom, (i) the Borrower and the Subsidiaries may make Restricted Payments necessary to fund the Program, (ii) the Borrower may make Restricted Payments from Available Cash (as defined in the Company Agreement) from Operating Surplus (as defined in the Company Agreement) cumulative from January 1, 1999 through the date of such Restricted Payment, (iii) any Subsidiary may buy back any of its own Equity Interests, and (iv) the Borrower and its Subsidiaries may make payments or other distributions to officers, directors or employees with respect to the exercise by any such Persons of options, warrants or other rights to acquire Equity Interests in EPD, the Borrower or such Subsidiary issued pursuant to an employment, equity award, equity option or equity appreciation agreement or plans entered into by EPD, the Borrower or such Subsidiary in the ordinary course of business; provided, that even if an Event of Default shall have occurred and is continuing, no Subsidiary shall be prohibited from upstreaming dividends or other payments to the Borrower or any Subsidiary (which is not a Project Finance Subsidiary) or making, in the case of any Subsidiary that is not wholly-owned (directly or indirectly) by the Borrower, ratable dividends or payments, as the case may be, to the other owners of Equity Interests in such Subsidiary.

SECTION 6.06. Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries (other than Project Finance Subsidiaries) to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement with any Person, other than the Lenders pursuant hereto, which prohibits, restricts or imposes any conditions upon the ability of any Subsidiary (other than Project Finance Subsidiaries) to (a) pay dividends or make other distributions or pay any Indebtedness owed to the Borrower or any Subsidiary, or (b) make subordinate loans or advances to or make other investments in the Borrower or any Subsidiary in each case, other than restrictions or conditions contained in, or existing by reasons of, any agreement or instrument (i) existing on the date hereof and identified on Schedule 6.06, (ii) relating to property existing at the time of the acquisition thereof, so long as the restriction or condition relates only to the property so acquired, (iii) relating to any Indebtedness of, or otherwise to, any Subsidiary at the time such Subsidiary was merged, amalgamated or consolidated with or into, or acquired by, the Borrower or a Subsidiary or became a Subsidiary and not created in contemplation thereof, (iv) effecting a renewal, extension, refinancing, refund or replacement (or successive extensions, renewals, refinancings, refunds or replacements) of Indebtedness issued under an agreement referred to in clauses (i) through (iii) above, so long as the restrictions and conditions contained in any such renewal, extension, refinancing, refund or replacement agreement, taken as a whole, are not materially more restrictive than the restrictions and conditions contained in the original agreement, as determined in good faith by the board of directors of the Manager, (v) constituting customary provisions restricting subletting or assignment of any leases of the Borrower or any Subsidiary or provisions in agreements that restrict the assignment of such agreement or any rights thereunder, (vi) constituting restrictions on the sale or other disposition of any property securing Indebtedness as a result of a Lien on such property permitted hereunder, (vii) constituting any temporary encumbrance or restriction with respect to a Subsidiary under an agreement that has been entered into for the disposition of all or substantially all of the outstanding Equity Interests of or assets of such Subsidiary, provided that such disposition is otherwise permitted hereunder, (viii) constituting customary restrictions on cash, other deposits or assets imposed by customers and other persons under contracts entered into in the ordinary course of business, (ix) constituting provisions contained in agreements or instruments relating to Indebtedness that prohibit the transfer of all or substantially all of the assets of the obligor under that agreement or instrument unless the transferee assumes the obligations of the obligor under such agreement or instrument or such assets may be transferred subject to such prohibition, (x) constituting a requirement that a certain amount of Indebtedness be maintained between a Subsidiary and the Borrower or another Subsidiary, (xi) constituting any restriction or condition with respect to property under an agreement that has been entered into for the disposition of such property, provided that such disposition is otherwise permitted hereunder, (xii) constituting any restriction or condition with respect to property under a charter, lease or other agreement that has been entered into for the employment of such property or (xiii) that is a Hybrid Security or an indenture, document, agreement or security entered into or issued in connection with a Hybrid Security or otherwise constituting a restriction or condition on the payment of dividends or distributions by an issuer of a Hybrid Security.

SECTION 6.07 Financial Condition Covenant.

Ratio of Consolidated Indebtedness to Consolidated EBITDA. The Borrower shall not permit its Debt Coverage Ratio in each case for the four full fiscal quarters most recently ended to exceed:

5.00 to 1.00 as of the last day of any fiscal quarter;

provided, following a Specified Acquisition (defined below), such ratio shall not exceed

5.50 to 1.00 as of the last day of (i) the fiscal quarter in which the Specified Acquisition occurred (the “Acquisition Quarter”), and (ii) the two fiscal quarters following the Acquisition Quarter.

As used herein, “Specified Acquisition” means, at the election of Borrower, one or more acquisitions of assets or entities or operating lines or divisions in any rolling 12-month period for an aggregate purchase price of not less than $100,000,000; provided, in the event the Debt Coverage Ratio exceeds 5.00 to 1.00 at the end of any fiscal quarter in which one or more acquisitions otherwise qualifying as a Specified Acquisition but for Borrower’s failure to so elect shall have occurred, Borrower shall be deemed to have so elected a Specified Acquisition with respect thereto; provided, further, following the election (or deemed election) of a Specified Acquisition, Borrower may not elect (or be deemed to have elected) a subsequent Specified Acquisition unless, at the time of such subsequent election, the Debt Coverage Ratio does not exceed 5.00 to 1.00.

For purposes of calculating such ratio the Project Finance Subsidiaries shall be disregarded; however, such exclusion does not apply to, and there shall be included in such calculation, the amount of cash dividends or distributions payable with respect to such a period by a Project Finance Subsidiary which are actually received by the Borrower or a Subsidiary (other than a Project Finance Subsidiary) on or prior to the date the financial statements with respect to such period referred to in Section 5.01 are required to be delivered by Borrower. For purposes of this Section 6.07, if during any period of four fiscal quarters the Borrower or any Subsidiary acquires any Person (or any interest in any Person) or all or substantially all of the assets of any Person, the EBITDA attributable to such assets or an amount equal to the percentage of ownership of the Borrower or a Subsidiary, as the case may be, in such Person times the EBITDA of such Person, for such period determined on a pro forma basis (which determination, in each case, shall be subject to approval of the Administrative Agent, not to be unreasonably withheld) may be included as Consolidated EBITDA for such period as if such acquisition occurred on the first day of such four fiscal quarter period; provided that during the portion of such period that follows such acquisition, the computation in respect of the EBITDA of such Person or such assets, as the case may be, shall be made on the basis of actual (rather than pro forma) results.

In addition, for purposes of this Section 6.07, Hybrid Securities up to an aggregate amount of 15% of Consolidated Total Capitalization shall be excluded from Consolidated Indebtedness and Consolidated EBITDA may include, at Borrower’s option, any Material Project EBITDA Adjustments as provided in the definition thereof.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower, EPD or any Subsidiary of the Borrower in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made and such materiality is continuing;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence) or 5.07 or in Article VI;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) the Borrower or any Material Subsidiary (other than Project Finance Subsidiaries) shall (i) fail to pay (A) any principal of or premium or interest on any Material Indebtedness of the Borrower or such Material Subsidiary (as the case may be), or (B) aggregate net obligations under one or more Hedging Agreements (excluding amounts the validity of which are being contested in good faith by appropriate proceedings, if necessary, and for which adequate reserves with respect thereto are maintained on the books of the Borrower or such Material Subsidiary (as the case may be)) in excess of $100,000,000, in each case when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness or such Hedging Agreements; or (ii) default in the observance or performance of any covenant or obligation contained in any agreement or instrument relating to any such Material Indebtedness that in substance is customarily considered a default in loan documents (in each case, other than a failure to pay specified in clause (i) of this subsection (f)) and such default shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect thereof is to accelerate the maturity of such Material Indebtedness or require such Material Indebtedness to be prepaid prior to the stated maturity thereof; for the avoidance of doubt the parties acknowledge and agree that any payment required to be made under a guaranty of payment or collection described in clause (c) of the definition of Indebtedness shall be due and payable at the time such payment is due and payable under the terms of such guaranty (taking into account any applicable grace period) and such payment shall be deemed not to have been accelerated or required to be prepaid prior to its stated maturity as a result of the obligation guaranteed having become due;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary (other than Project Finance Subsidiaries) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary (other than Project Finance Subsidiaries) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) the Borrower or any Material Subsidiary (other than Project Finance Subsidiaries) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary (other than Project Finance Subsidiaries) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i) the Borrower or any Material Subsidiary (other than Project Finance Subsidiaries) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j) one or more judgments for the payment of money in an aggregate uninsured amount equal to or greater than $100,000,000 shall be rendered against the Borrower or any Material Subsidiary (other than Project Finance Subsidiaries) or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any such Material Subsidiary to enforce any such judgment;

(k) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $100,000,000 for all periods;

(l) EPD takes, suffers or permits to exist any of the events or conditions referred to in clauses (g), (h), (i) or (j) of this Article or if the section of the EPD Guaranty Agreement that contains the payment obligation shall for any reason cease to be valid and binding on EPD or if EPD shall so state in writing;

(m) the Manager or Enterprise GP takes, suffers or permits to exist any of the events or conditions referred to in clauses (g), (h) or (i) of this Article;

(n) a Change in Control shall occur; or

(o) an “Event of Default” (as defined in the 364-Day Credit Facility) shall occur and be continuing;

then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent

SECTION 8.01 The Administrative Agent.

Each of the Lenders and each of the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity and (d) the Administrative Agent will not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any loan document or applicable law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any such law. The Administrative Agent shall not be liable to the Lenders for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. Anything herein to the contrary notwithstanding, neither the Administrative Agent, the Co-Syndication Agents, the Co-Documentation Agents, the Joint Lead Arrangers nor the Joint Bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement, the Notes or any documents related hereto or thereto, except in its capacity, as applicable, as Administrative Agent, an Issuing Bank, Swingline Lender or a Lender hereunder.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the Borrower’s approval (which will not be unreasonably withheld), to appoint another Lender as successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, with the Borrower’s approval (which will not be unreasonably withheld or delayed, and the Borrower’s approval shall not be required if an Event of Default has occurred which is continuing), on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank and such bank, or its Affiliate, as applicable, shall have capital and surplus equal to or greater than $500,000,000. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

SECTION 8.02 Erroneous Payments.

(a) Each Lender and each Issuing Bank hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or any Issuing Bank that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender or any Issuing Bank (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 8.02(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b) Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.

(c) In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. Without limitation of its rights hereunder, the Administrative Agent may cancel any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such revocation all of the Loans assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 9.04 and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e) Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any loan document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 8.02 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any obligations owed by the Borrower or EPD, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or EPD for the purpose of making for a payment on such obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any such obligations, such obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f) Each party’s obligations under this Section 8.02 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all obligations (or any portion thereof) under any loan document.

(g) Nothing in this Section 8.02 will constitute a waiver or release of any claim of any party hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices.

Except in the case of notices and other communications expressly permitted to be given by telephone, and except as provided in Section 9.01(f), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Borrower, to it at 1100 Louisiana Street, 10th Floor, Houston, Texas 77002, Attention of Treasurer (Telecopy No. 713/381-8200);

(b) if to the Administrative Agent, to Wells Fargo Bank, National Association, 1525 West W.T. Harris Blvd. Mail Code: D1109-019, Charlotte, NC 28262, Attention: Syndication Agency Services, Telephone No.: (704) 590-2706, Telecopy No.: (704) 590-2790, E-mail: agencyservices.requests@wellsfargo.com, with a copy to Wells Fargo Energy Group, 1000 Louisiana, 9th Floor, Houston, TX 77002, MAC T0002-090, Attention Doug McDowell (Telecopy No. 713/319-1679);

(c) if to any Issuing Bank, to it at its address (or telecopy number) of record with the Administrative Agent, which Administrative Agent shall provide to the Borrower or any Lender upon request from time to time;

(d) if to the Swingline Lender, to Wells Fargo Bank, National Association, 1525 West W.T. Harris Blvd. Mail Code: D1109-019, Charlotte, NC 28262, Attention: Syndication Agency Services, Telephone No.: (704) 590-2706, Telecopy No.: (704) 590-2790, E-mail: agencyservices.requests@wellsfargo.com, with a copy to Wells Fargo Energy Group, 1000 Louisiana, 9th Floor, Houston, TX 77002, MAC T0002-090, Attention Doug McDowell (Telecopy No. 713/319-1679);

(e) if to any other Lender, to it at its address (or telecopy number) of record with the Administrative Agent, which Administrative Agent shall provide to the Borrower or any Lender upon request from time to time; and

(f) The Borrower will have the option to provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement or any other document executed in connection herewith, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or Interest Period relating thereto) or relates to the issuance, amendment, renewal or extension of any Letter of Credit, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default, or (iv) other than the requirements set forth in Sections 3.04, 4.01(i) and 5.01, is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing, any issuance, amendment, renewal or extension of any Letter of Credit or any other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent. The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders and the Issuing Banks by posting the Communications on DebtDomain, SyndTrak or a substantially similar electronic transmission system (the “Platform”). The Borrower acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. The Platform is provided “as is” and “as available”. The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent Parties in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (collectively, “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Communications through the internet, except to the extent the liability of any Agent Party is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent Party’s gross negligence or willful misconduct. The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address as specified by the Administrative Agent from time to time shall constitute effective delivery of the Communications to the Administrative Agent for purposes of this Agreement and any other documents executed in connection herewith. Each of the Issuing Banks and the Lenders agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Issuing Bank or Lender, as the case may be, for purposes of this Agreement and any other documents executed in connection herewith. Each of the Issuing Banks and the Lenders agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Issuing Bank’s or Lender’s, as the case may be, e-mail address to which the foregoing notice may be sent by electronic transmission, and (ii) that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant hereto or any other document executed in connection herewith in any other manner specified herein or therein.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase or extend the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) release EPD from any of its monetary obligations under the EPD Guaranty Agreement without the written consent of each Lender, or (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be; provided further (x) the Administrative Agent and the Borrower shall be permitted to amend any provision hereof (and such amendment shall become effective without any further action or consent of any other party hereto) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error, ambiguity, defect or inconsistency or omission of a technical or immaterial nature in any such provision and (y) the Administrative Agent (and, if applicable, the Borrower)

may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other loan documents or enter into additional loan documents as the Administrative Agent reasonably deems appropriate in order to implement any Benchmark Replacement or any Conforming Changes or otherwise effectuate the terms of Section 2.14(c) (subject to any requirement of Administrative Agent to consult with Borrower that is expressly provided therein) in accordance with the terms thereof. Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided, that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of one law firm as counsel for the Administrative Agent, in connection with the syndication (prior to the Effective Date) of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses reasonably incurred during the existence of an Event of Default by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a

Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available (x) to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee or any Related Party of such Indemnitee, or (y) in connection with disputes among or between the Administrative Agent, Lenders, Issuing Banks and/or their respective Related Parties.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, any Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Issuing Bank or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for indirect, special, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than 30 days after written demand therefor, such demand to be in reasonable detail setting forth the basis for and method of calculation of such amounts.

SECTION 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more assignees (other than the Borrower, EPD, any of their Affiliates or a Defaulting Lender or any of their respective subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this parenthetical) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender (or a lender or an affiliate of a lender under the 364-Day Credit Facility), each of the Borrower and the Administrative Agent (and, in the case of an assignment of all or a portion of a Commitment or any Lender’s obligations in respect of its LC Exposure or Swingline Exposure, each Issuing Bank and the Swingline Lender) must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, (iii) each partial assignment shall result in the assignor retaining a Commitment of not less than $10,000,000 and shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, (iv) the parties (other than the Borrower) to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (such fee waivable at Administrative Agent’s sole discretion), (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and (vi) no assignment to a foreign bank shall be made hereunder unless, at the time of such assignment, there is no withholding tax applicable with respect to such foreign bank for which the Borrower would be or become responsible under Section 2.17; and provided further that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 as to matters occurring on or prior to date of assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York, the address of which shall be made available to any party to this Agreement upon request: a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Any Lender may, without the consent of the Borrower, the Administrative Agent, any Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities, other than a Defaulting Lender (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the loan documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any loan document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender and has zero withholding at the time of participation.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment will be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Revolving Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Revolving Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder becomes effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest will be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective on the Effective Date, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution. The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other loan document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other loan document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof. Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and EPD, electronic images of this Agreement or any other loan document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (B) waives any argument, defense or right to contest the validity or enforceability of the loan documents based solely on the lack of paper original copies of any loan documents, including with respect to any signature pages thereto.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by bankruptcy, insolvency, receivership or similar law, as determined in good faith by the Administrative Agent, any Issuing Bank or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing and acceleration of the Loans shall have occurred under Article VII, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided, that in the event that any Defaulting Lender exercises any such right of setoff, (x) all amounts so set off will be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender will provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations under this Agreement owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Co-Syndication Agents, the Co-Documentation Agents, and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, managers, administrators, trustees, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (including any pledgee or assignee permitted under Section 9.04(g)), (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Co-Syndication Agents, the Co-Documentation Agents or any Lender on a nonconfidential basis from a source other than the Borrower and its Related Parties. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together (to the extent lawful) with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. Liability of Manager. It is hereby understood and agreed that Manager shall have no personal liability, as a member of the Borrower or otherwise, for the payment of any amount owing or to be owing hereunder.

SECTION 9.15. USA Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2003)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Borrower in accordance with the Act. The Borrower shall, following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

SECTION 9.16. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other loan document executed or delivered in connection herewith), Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by Administrative Agent, Arrangers and Lenders are arm’s-length commercial transactions between Borrower and its Affiliates, on the one hand, and Administrative Agent, Arrangers and Lenders, on the other hand, (B) Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other loan documents executed or delivered in connection herewith; (ii) (A) Administrative Agent, each Lender and each Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower or any of its Affiliates, or any other Person and (B) none of the Administrative Agent, nor any Arranger or any Lender has any obligation to Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other loan documents executed or delivered in connection herewith; and (iii) Administrative Agent, Arrangers and Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and none of the Administrative Agent, any Arranger or any Lender has any obligation to disclose any of such interests to Borrower or its Affiliates. To the fullest extent permitted by law, Borrower hereby waives and releases any claims that it may have against Administrative Agent, any Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.17. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any loan document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any loan document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other loan document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

SECTION 9.18. Existing Credit Facility. The undersigned Lenders, to the extent a party to the Existing Credit Facility, agree and acknowledge that in connection with the refinancing of the loans under the Existing Credit Facility pursuant hereto, Borrower, Administrative Agent and Lenders shall make adjustments to (i) the outstanding principal amount of “Revolving Loans” (as defined in the Existing Credit Facility) (but not any interest accrued thereon prior to the Effective Date or any accrued facility fees under the Existing Credit Facility prior to the Effective Date), including the borrowing of such additional “Revolving Loans”) and the repayment of “Revolving Loans” (which shall include the prepayment or conversion of all “Eurodollar Loans” (as defined in the Existing Credit Facility)) plus all applicable accrued interest, fees and expenses as shall be necessary to provide for Revolving Loans by each Lender in the amount of its new Applicable Percentage of all Revolving Loans as of the Effective Date, and (ii) participations in Existing Letters of Credit to provide for each Lender’s participation in each Existing Letter of Credit equal to such Lender’s new Applicable Percentage of the aggregate amount available to be drawn under each such Existing Letter of Credit as of the Effective Date. In connection with the foregoing, each Lender shall be deemed to have made an assignment of its outstanding “Revolving Loans” and “Commitments” (as defined in the Existing Credit Facility) under the Existing Credit Facility, and assumed outstanding Revolving Loans and Commitments of other Lenders under the Existing Credit Facility, all at the request of the Borrower, as may be necessary to effect the foregoing, and each such Lender shall be entitled to any reimbursement under Section 2.16 hereof with respect thereto. Each of the undersigned Lenders, to the extent a party to the Existing Credit Facility, waives any requirement under the Existing Credit Facility that notice with respect to any such borrowing, prepayment or other transaction described in this Section 9.18 be given.

SECTION 9.19. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or EPD, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit or the Commitments;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or EPD, that none of the Administrative Agent, any Arranger and their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any loan document or any documents related hereto or thereto).

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ENTERPRISE PRODUCTS OPERATING LLC

By:	Enterprise Products OLPGP, Inc.,
its Manager

By:	/s/ Christian M. Nelly
Christian M. “Chris” Nelly
Executive Vice President - Finance and
Sustainability and Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, an Issuing Bank,
Swingline Lender and a Lender

By:	/s/ Emily Board
Name: Emily Board
Title: Vice President

CITIBANK, N.A.,
as Co-Syndication Agent, an Issuing Bank
and a Lender

By:	/s/ Maureen Maroney
Name: Maureen Maroney
Title: Vice President

JPMORGAN CHASE BANK, N.A.,
as Co-Syndication Agent, an Issuing Bank
and a Lender

By:	/s/ Umar Hassan
Name: Umar Hassan
Title: Authorized Officer

MIZUHO BANK, LTD.,
as Co-Syndication Agent, an Issuing Bank
and a Lender

By:	/s/ Edward Sacks
Name: Edward Sacks
Title: Executive Director

MUFG BANK, LTD.,
as Co-Syndication Agent, an Issuing Bank
and a Lender

By:	/s/ Anastasiya Bykov
Name: Anastasiya Bykov
Title: Authorized Signatory

TRUIST BANK,
as Co-Syndication Agent, an Issuing Bank
and a Lender

By:	/s/ James Giordano
Name: James Giordano
Title: Managing Director

BARCLAYS BANK PLC,
as Co-Documentation Agent and a Lender

By:	/s/ Sydney G. Dennis
Name: Sydney G. Dennis
Title: Director

ROYAL BANK OF CANADA,
as Co-Documentation Agent and a Lender

By:	/s/ Jim Allred
Name: Jim Allred
Title: Authorized Signatory

SUMITOMO MITSUI BANKING CORP.,
as Co-Documentation Agent and a Lender

By:	/s/ Jeffrey Cobb
Name: Jeffrey Cobb
Title: Director

THE BANK OF NOVA SCOTIA, HOUSTON BRANCH,
as Co-Documentation Agent and a Lender

By:	/s/ Joe Lattanzi
Name: Joe Lattanzi
Title: Managing Director

THE TORONTO-DOMINION BANK,
NEW YORK BRANCH,
as Documentation Agent and a Lender

By:	/s/ Lionel Baptista
Name: Lionel Baptista
Title: Authorized Signatory

BANK OF AMERICA, N.A., a Lender

By:	/s/ Alia Qaddumi
Name: Alia Qaddumi
Title: Director

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, a Lender

By:	/s/ Dixon Schultz
Name: Dixon Schultz
Title: Managing Director

By:	/s/ Michael Willis
Name: Michael Willis
Title: Managing Director

PNC BANK, NATIONAL ASSOCIATION,
a Lender

By:	/s/ Anvar Musayev
Name: Anvar Musayev
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION,
a Lender

By:	/s/ Paul V. Farrell
Name: Paul V. Farrell
Title: Vice President

SOCIETE GENERALE, a Lender

By:	/s/ Richard Bernal
Name: Richard Bernal
Title: Managing Director

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH, a Lender

By:	/s/ Cara Younger
Name: Cara Younger
Title: Managing Director

By:	/s/ Miriam Trautmann
Name: Miriam Trautmann
Title: Managing Director

BANK OF MONTREAL, a Lender

By:	/s/ Jason Lang
Name: Jason Lang
Title: Managing Director

DEUTSCHE BANK AG NEW YORK BRANCH,
a Lender

By:	/s/ Ming K. Chu
Name: Ming K. Chu
Title: Director

By:	/s/ Marko Lukin
Name: Marko Lukin
Title: Vice President

MORGAN STANLEY BANK, N.A., a Lender

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

SCHEDULE 1.01

EXISTING LETTERS OF CREDIT

None

SCHEDULE 2.01

COMMITMENTS

Lender	Commitment	Applicable Percentage
Wells Fargo Bank, National Association	$138,139,534.89	5.11627907%
Citibank, N.A.	$138,139,534.89	5.11627907%
JPMorgan Chase Bank, N.A.	$138,139,534.89	5.11627907%
Mizuho Bank, Ltd.	$138,139,534.89	5.11627907%
MUFG Bank, Ltd.	$138,139,534.88	5.11627907%
Truist Bank	$138,139,534.88	5.11627907%
Barclays Bank PLC	$138,139,534.88	5.11627907%
Royal Bank of Canada	$138,139,534.88	5.11627907%
Sumitomo Mitsui Banking Corp.	$138,139,534.88	5.11627907%
The Bank of Nova Scotia, Houston Branch	$138,139,534.88	5.11627907%
The Toronto-Dominion Bank, New York Branch	$138,139,534.88	5.11627907%
Bank of America, N.A.	$138,139,534.88	5.11627907%
Credit Agricole Corporate and Investment Bank	$138,139,534.88	5.11627907%
PNC Bank, National Association	$138,139,534.88	5.11627907%
U.S. Bank National Association	$138,139,534.88	5.11627907%
Société Générale	$138,139,534.88	5.11627907%
Banco Bilbao Vizcaya Argentaria, S.A. New York Branch	$122,441,860.47	4.53488372%
Bank of Montreal	$122,441,860.47	4.53488372%
Deutsche Bank AG New York Branch	$122,441,860.47	4.53488372%
Morgan Stanley Bank, N.A.	$122,441,860.47	4.53488372%

TOTAL	$2,700,000,000	100%

SCHEDULE 2.06(b)

ISSUING BANK L/C COMMITMENTS

Issuing Bank	L/C Commitment
Wells Fargo Bank, National Association	$41,666,666.67
Citibank, N.A.	$41,666,666.67
JPMorgan Chase Bank, N.A.	$41.666,666.66
Mizuho Bank, Ltd.	$41,666,666.66
MUFG Bank, Ltd.	$41,666,666.66
Truist Bank	$41,666,666.66

TOTAL	$250,000,000.00

SCHEDULE 3.05

DISCLOSED MATTERS

None

SCHEDULE 6.06

EXISTING RESTRICTIONS

None

EXHIBIT A

FORM OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below (including, without limitation, any letters of credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor: _______________________________

2.	Assignee: _______________________________

        [and is an Affiliate of [identify Lender]] 1

3.	Borrower: Enterprise Products Operating LLC

4.      Administrative Agent: Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

5.      Credit Agreement: Revolving Credit Agreement dated as of March 31, 2023 among Borrower, the Lenders and Issuing Banks from time to time party thereto, and the Administrative Agent.

[1]	Select as applicable.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned[2]	Percentage Assigned of Commitment/Loans[3]
Revolving Credit	$	$	%

7.	[Trade Date: _______________________________4]

Effective Date: ___________________, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and]5 Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as

Administrative Agent

By:
Title

[2]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[3]	Set forth, to at least nine decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[4]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
[5]	To be added only if the consent of Administrative Agent is required by the terms of the Credit Agreement.

Exhibit A – Page 2

[Consented to][6]:

ENTERPRISE PRODUCTS PARTNERS, L.P.

By:	Enterprise Products OLPGP, Inc.,
its Manager

By:
Title

Wells Fargo Bank, National Association,
as Swingline Lender

By:
Name:
Title:

Issuing Banks:

[Name of Issuing Bank]

By:
Name:
Title:

[Name of Issuing Bank]

By:
Name:
Title:

[Name of Issuing Bank]

By:
Name:
Title:

[Name of Issuing Bank]

By:
Name:
Title:

[6]	To be added only if the consent of Borrower and/or other parties (e.g., Swingline Lender, Issuing Banks) is required by the terms of the Credit Agreement.

Exhibit A – Page 3

ANNEX 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS

FOR ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other loan document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the loan documents or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any loan document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any loan document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an assignee under Section 9.04(b) of the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement) as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.2 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the loan documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the loan documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

1

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.

2

EXHIBIT B

FORM OF BORROWING REQUEST

Dated __________

Wells Fargo Bank, National Association,

as Administrative Agent

1525 W WT Harris Blvd.

Charlotte, NC 28262

Attention: Syndication Agency Services

Ladies and Gentlemen:

This Borrowing Request is delivered to you by Enterprise Products Operating LLC (the “Borrower”), a Texas limited liability company, under Section 2.03 of the Revolving Credit Agreement dated as of March 31, 2023 (as restated, amended, modified, supplemented and in effect, the “Credit Agreement”), by and among the Borrower, the Lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent.

1. The Borrower hereby requests that the Lenders make a Loan or Loans to the Borrower in the aggregate principal amount of $______________ (the “Revolving Loan” or the “Revolving Loans”).1/

2. The Borrower hereby requests that the Revolving Loan or Revolving Loans be made on the following Business Day: 2/

3. The Borrower hereby requests that the Revolving Loan or Revolving Loans bear interest at the following interest rate, plus the Applicable Rate, as set forth below:

Type of Revolving Loan	Principal Component of Revolving Loan	Interest Rate	Interest Period (if applicable)	Maturity Date for Interest Period (if applicable)

4. The Borrower hereby requests that the funds from the Revolving Loan or Revolving Loans be disbursed to the following bank account: ______________________________.

[1].	Complete with an amount in accordance with Section 2.03 of the Credit Agreement.
[2].	Complete with a Business Day in accordance with Section 2.03 of the Credit Agreement.

1

5. After giving effect to the requested Revolving Loan, the sum of the Exposures (including the requested Revolving Loans) does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

6. All of the conditions applicable to the Revolving Loans requested herein as set forth in the Credit Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Loans.

7. All capitalized undefined terms used herein have the meanings assigned thereto in the Credit Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Borrowing Request this _____ day of _______________, ______.

ENTERPRISE PRODUCTS OPERATING LLC

By:	Enterprise Products OLPGP, Inc.,
its Manager

By:
Name:
Title:

2

EXHIBIT C

FORM OF

INTEREST ELECTION REQUEST

Dated _____________

Wells Fargo Bank, National Association,

as Administrative Agent

1525 W WT Harris Blvd.

Charlotte, NC 28262

Attention: Syndication Agency Services

Ladies and Gentlemen:

This irrevocable Interest Election Request (the “Request”) is delivered to you under Section 2.07 of the Revolving Credit Agreement dated as of March 31, 2023 (as restated, amended, modified, supplemented and in effect from time to time, the “Credit Agreement”), by and among Enterprise Products Operating LLC, a Texas limited liability company (the “Company”), the Lenders party thereto (the “Lenders”), and Wells Fargo Bank, National Association, as Administrative Agent.

1.	This Interest Election Request is submitted for the purpose of:

(a) [Converting] [Continuing] a ____________ Revolving Loan of the Company [into] [as] a ____________ Loan.1/

(b) The aggregate outstanding principal balance of such Revolving Loan is $______________.

(c) The last day of the current Interest Period for such Revolving Loan is _____________.2/

(d) The principal amount of such Revolving Loan to be [converted] [continued] is $_____________.3/

(e) The requested effective date of the [conversion] [continuation] of such Revolving Loan is _______________.4/

(f) The requested Interest Period applicable to the [converted] [continued] Revolving Loan is ____________________.5/

1.	Delete the bracketed language and insert “Alternate Base Rate” or “Adjusted Term SOFR”, as applicable, in each blank.
2.	Insert applicable date for any SOFR Loan being converted or continued.
3.	Complete with an amount in compliance with Section 2.08 of the Credit Agreement.
4.	Complete with a Business Day in compliance with Section 2.08 of the Credit Agreement.
5.	Complete for each SOFR Loan in compliance with the definition of the term “Interest Period” specified in Section 1.01.

1

2. With respect to a Revolving Borrowing to be converted to or continued as a SOFR Borrowing, no Event of Default exists, and none will exist upon the conversion or continuation of the Revolving Borrowing requested herein.

3. All capitalized undefined terms used herein have the meanings assigned thereto in the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Interest Election Request this _____ day of ___________________, ____.

ENTERPRISE PRODUCTS OPERATING LLC

By:	Enterprise Products OLPGP, Inc.,
its Manager

By:
Name:
Title:

2

EXHIBIT D-1 and D-2

FORMS OF

OPINIONS OF COUNSEL FOR BORROWER and EPD

EXHIBIT E

FORM OF COMPLIANCE CERTIFICATE

The undersigned hereby certifies that he is the _______________________ of ENTERPRISE PRODUCTS OLPGP, INC. a Delaware corporation, manager of ENTERPRISE PRODUCTS OPERATING LLC, a Texas limited liability company (the “Borrower”), and that as such he is authorized to execute this certificate on behalf of the Borrower. With reference to the Revolving Credit Agreement dated as of March 31, 2023 (as restated, amended, modified, supplemented and in effect from time to time, the “Agreement”), among the Borrower, Wells Fargo Bank, National Association, as Administrative Agent, for the lenders (the “Lenders”), which are or become a party thereto, and such Lenders, the undersigned represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Agreement unless otherwise specified);

(a) [There currently does not exist any Default under the Agreement.] [Attached hereto is a schedule specifying the details of [a] certain Default[s] which exist under the Agreement and the action taken or proposed to be taken with respect thereto.]

(b) Attached hereto are the detailed computations necessary to determine whether the Borrower is in compliance with Section 6.07 of the Agreement as of the end of the [fiscal quarter][fiscal year] ending ________________.

EXECUTED AND DELIVERED this ____ day of _________________, 20__.

ENTERPRISE PRODUCTS OPERATING LLC

By:	Enterprise Products OLPGP, Inc.,
its Manager

By:
Name:
Title:

EXHIBIT F-1

FORM OF

REVOLVING LOAN NOTE

(Revolving Credit Facility)

$_____________	_______, 202__

ENTERPRISE PRODUCTS OPERATING LLC, a Texas limited liability company (the “Borrower”), for value received, promises and agrees to pay to ______________________________ (the “Lender”), or order, at the payment office of WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, at 1525 W WT Harris Blvd., Charlotte, NC 28262, the principal sum of ______________________________ AND NO/100 DOLLARS ($_____________), or such lesser amount as shall equal the aggregate unpaid principal amount of the Revolving Loans owed to the Lender under the Credit Agreement, as hereafter defined, in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount as provided in the Credit Agreement for such Revolving Loans, at such office, in like money and funds, for the period commencing on the date of each such Revolving Loan until such Revolving Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

This note evidences the Revolving Loans owed to the Lender under that certain Revolving Credit Agreement dated as of March 31, 2023, by and among the Borrower, Wells Fargo Bank, National Association, individually, as Administrative Agent, and the other financial institutions parties thereto (including the Lender) (such Credit Agreement, together with all amendments or supplements thereto, being the “Credit Agreement”), and shall be governed by the Credit Agreement. Capitalized terms used in this note and not defined in this note, but which are defined in the Credit Agreement, have the respective meanings herein as are assigned to them in the Credit Agreement.

The Lender is hereby authorized by the Borrower to endorse on Schedule A (or a continuation thereof) attached to this note, the Type of each Revolving Loan owed to the Lender, the amount and date of each payment or prepayment of principal of each such Revolving Loan received by the Lender and the Interest Periods and interest rates applicable to each Revolving Loan, provided that any failure by the Lender to make any such endorsement shall not affect the obligations of the Borrower under the Credit Agreement or under this note in respect of such Revolving Loans.

This note may be held by the Lender for the account of its applicable lending office and, except as otherwise provided in the Credit Agreement, may be transferred from one lending office of the Lender to another lending office of the Lender from time to time as the Lender may determine.

Except only for any notices which are specifically required by the Credit Agreement, the Borrower and any and all co-makers, endorsers, guarantors and sureties severally waive notice (including but not limited to notice of intent to accelerate and notice of acceleration, notice of protest and notice of dishonor), demand, presentment for payment, protest, diligence in collecting and the filing of suit for the purpose of fixing liability, and consent that the time of payment hereof may be extended and re-extended from time to time without notice to any of

1

them. Each such person agrees that its liability on or with respect to this note shall not be affected by any release of or change in any guaranty or security at any time existing or by any failure to perfect or maintain perfection of any lien against or security interest in any such security or the partial or complete unenforceability of any guaranty or other surety obligation, in each case in whole or in part, with or without notice and before or after maturity.

The Credit Agreement provides for the acceleration of the maturity of this note upon the occurrence of certain events and for prepayment of Revolving Loans upon the terms and conditions specified therein. Reference is made to the Credit Agreement for all other pertinent purposes.

This note is issued pursuant to and is entitled to the benefits of the Credit Agreement.

It is hereby understood and agreed that Enterprise Products OLPGP, Inc., the Manager of the Borrower, shall have no personal liability, as Manager or otherwise, for the payment of any amount owing or to be owing hereunder.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK AND THE UNITED STATES OF AMERICA FROM TIME TO TIME IN EFFECT.

ENTERPRISE PRODUCTS OPERATING LLC

By:	Enterprise Products OLPGP, Inc.,
its Manager

By:
Name:
Title:

2

SCHEDULE A

TO

REVOLVING LOAN NOTE

This note evidences the Revolving Loans owed to the Lender under the Credit Agreement, in the principal amount set forth below and the applicable Interest Periods and rates for each such Revolving Loan, subject to the payments of principal set forth below:

SCHEDULE

OF

REVOLVING LOANS AND PAYMENTS OF PRINCIPAL AND INTEREST

Date	Interest Period	Rate	Principal Amount of Revolving Loan	Amount of Principal Paid or Prepaid	Interest Paid	Balance of Revolving Loans	Notation Made by

3

EXHIBIT F-2

FORM OF

SWINGLINE LOAN NOTE

(Revolving Credit Facility)

$100,000,000.00	March 31, 2023

ENTERPRISE PRODUCTS OPERATING LLC, a Texas limited liability company (the “Borrower”), for value received, promises and agrees to pay to WELLS FARGO BANK, NATIONAL ASSOCIATION, as Swingline Lender under the Credit Agreement, as hereafter defined (the “Swingline Lender”), or order, at the payment office of WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, at 1525 W WT Harris Blvd., Charlotte, NC 28262, the principal sum of ONE HUNDRED MILLION AND NO/100 DOLLARS ($100,000,000.00), or such lesser amount as shall equal the aggregate unpaid principal amount of the Swingline Loans owed to the Swingline Lender under the Credit Agreement, in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount as provided in the Credit Agreement for such Swingline Loans, at such office, in like money and funds, for the period commencing on the date of each such Swingline Loan until such Swingline Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

This note evidences the Swingline Loans owed to the Swingline Lender under that certain Revolving Credit Agreement dated as of March 31, 2023, by and among the Borrower, Wells Fargo Bank, National Association, individually, as Administrative Agent, Issuing Bank and Swingline Lender, and the other financial institutions parties thereto (such Credit Agreement, together with all amendments or supplements thereto, being the “Credit Agreement”), and shall be governed by the Credit Agreement. Capitalized terms used in this note and not defined in this note, but which are defined in the Credit Agreement, have the respective meanings herein as are assigned to them in the Credit Agreement.

The Swingline Lender is hereby authorized by the Borrower to endorse on Schedule A (or a continuation thereof) attached to this note, the amount and date of each payment or prepayment of principal of each such Swingline Loan received by the Swingline Lender, provided that any failure by the Swingline Lender to make any such endorsement shall not affect the obligations of the Borrower under the Credit Agreement or under this note in respect of such Swingline Loans.

This note may be held by the Swingline Lender for the account of its applicable lending office and, except as otherwise provided in the Credit Agreement, may be transferred from one lending office of the Swingline Lender to another lending office of the Swingline Lender from time to time as the Swingline Lender may determine.

Except only for any notices which are specifically required by the Credit Agreement, the Borrower and any and all co-makers, endorsers, guarantors and sureties severally waive notice (including but not limited to notice of intent to accelerate and notice of acceleration, notice of protest and notice of dishonor), demand, presentment for payment, protest, diligence in collecting and the filing of suit for the purpose of fixing liability, and consent that the time of payment hereof may be extended and re-extended from time to time without notice to any of

1

them. Each such person agrees that its liability on or with respect to this note shall not be affected by any release of or change in any guaranty or security at any time existing or by any failure to perfect or maintain perfection of any lien against or security interest in any such security or the partial or complete unenforceability of any guaranty or other surety obligation, in each case in whole or in part, with or without notice and before or after maturity.

The Credit Agreement provides for the acceleration of the maturity of this note upon the occurrence of certain events and for prepayment of Swingline Loans upon the terms and conditions specified therein. Reference is made to the Credit Agreement for all other pertinent purposes.

This note is issued pursuant to and is entitled to the benefits of the Credit Agreement.

It is hereby understood and agreed that Enterprise Products OLPGP, Inc., the Manager of the Borrower, shall have no personal liability, as Manager or otherwise, for the payment of any amount owing or to be owing hereunder.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK AND THE UNITED STATES OF AMERICA FROM TIME TO TIME IN EFFECT.

ENTERPRISE PRODUCTS OPERATING LLC

By:	Enterprise Products OLPGP, Inc.,
its Manager

By:
Name:
Title:

2

SCHEDULE A

TO

SWINGLINE LOAN NOTE

This note evidences the Swingline Loans owed to the Lender under the Credit Agreement, in the principal amount set forth below, subject to the payments of principal set forth below:

SCHEDULE

OF

SWINGLINE LOANS AND PAYMENTS OF PRINCIPAL AND INTEREST

Date	Principal Amount of Swingline Loan	Amount of Principal Paid or Prepaid	Interest Paid	Balance of Swingline Loans	Notation Made by

3

EXHIBIT G-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(FOREIGN LENDERS; NOT PARTNERSHIPS)

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement dated as of March 31, 2023 (as amended, supplemented, restated, or otherwise modified from time to time, the “Credit Agreement”), among Enterprise Products Operating LLC, a Texas limited liability company (the “Borrower”), Wells Fargo Bank, National Association, as Administrative Agent, and the financial institutions from time to time parties thereto as Lenders.

Pursuant to the provisions of Section 2.17(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN (or W-8BEN E, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[__]

Exhibit G-1

EXHIBIT G-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(FOREIGN PARTICIPANTS; NOT PARTNERSHIPS)

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement dated as of March 31, 2023 (as amended, supplemented, restated, or otherwise modified from time to time, the “Credit Agreement”), among Enterprise Products Operating LLC, a Texas limited liability company (the “Borrower”), Wells Fargo Bank, National Association, as Administrative Agent, and the financial institutions from time to time parties thereto as Lenders.

Pursuant to the provisions of Section 2.17(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN (or W 8BEN E, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date: ________ __, 20[__]

Exhibit G-2

EXHIBIT G-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(FOREIGN PARTICIPANTS; PARTNERSHIPS)

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement dated as of March 31, 2023 (as amended, supplemented, restated, or otherwise modified from time to time, the “Credit Agreement”), among Enterprise Products Operating LLC, a Texas limited liability company (the “Borrower”), Wells Fargo Bank, National Association, as Administrative Agent, and the financial institutions from time to time parties thereto as Lenders.

Pursuant to the provisions of Section 2.17(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN (or W 8BEN E, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN (or W 8BEN E, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date: ________ __, 20[__]

Exhibit G-3

EXHIBIT G-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(FOREIGN LENDERS; PARTNERSHIPS)

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement dated as of March 31, 2023 (as amended, supplemented, restated, or otherwise modified from time to time, the “Credit Agreement”), among Enterprise Products Operating LLC, a Texas limited liability company (the “Borrower”), Wells Fargo Bank, National Association, as Administrative Agent, and the financial institutions from time to time parties thereto as Lenders.

Pursuant to the provisions of Section 2.17(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other loan document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN (or W 8BEN E, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN (or W 8BEN E, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[__]

Exhibit G-4